As filed with the Securities and Exchange Commission on February 29, 2008

Registration No. 333-132030

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

ON FORM F-3

TO REGISTRATION STATEMENT

ON FORM F-1

Under

The Securities Act of 1933

ASAT Holdings Limited

(Exact name of Registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Kevin Kong, Esq.

14th Floor, 138 Texaco Road

Tsuen Wan, New Territories

Hong Kong

(852) 2408-7811

(Address of principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address and telephone number of agent for service)

Copies to:

Paul W. Boltz, Jr., Esq.

Morrison & Foerster

41/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong

(852) 2582-0888

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Ordinary Shares to be Registered(1)	Proposed Maximum Offering Price Per ADS(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Ordinary Shares, par value $0.01 per share, issuable upon conversion of Series A Redeemable Convertible Preferred Shares(3)	230,769,000	$0.43	$6,615,378	$260
Ordinary Shares, par value $0.01 per share, issuable upon exercise of Warrants(3)	40,668,170	$0.43	$1,165,821	$46
Ordinary Shares, par value $0.01 per share, issued or issuable as dividends on Series A Preferred Shares(3)	228,000,000	$0.43	$6,536,000	$257
Total Registration Fee				$563

(1)	Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended, such number of ordinary shares registered hereby shall include an indeterminate number of ordinary shares that may be issued in connection with a stock split or similar event.
(2)	The proposed maximum offering price per share was estimated pursuant to Rule 457(c) under the U.S. Securities Act of 1933, as amended, under which rule the per share price is estimated by reference to the average of the high and low prices of the Registrant’s ADSs on The Nasdaq Capital Market on February 22, 2008.
(3)	A separate registration statement on Form F-6 will be filed for the registration of American Depositary Shares evidenced by American Depositary Receipts representing the shares being registered hereby. Each ADS represents 15 ordinary shares.
(4)	The Registrant has previously paid this amount in connection with its original filing on February 24, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the U.S. Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary prospectus dated February 29, 2008

Prospectus

33,295,811 American Depositary Shares

Representing 499,437,170 Ordinary Shares

ASAT HOLDINGS LIMITED

This prospectus relates to 499,437,170 of our ordinary shares, par value $0.01 per share (“ordinary shares”):

•

issuable upon the conversion of Series A Redeemable Convertible Preferred Shares, par value $0.01 per share (“Series A Preferred Shares”), and the exercise of warrants to purchase ordinary shares sold initially by us in a private placement in October 2005;

•	issuable upon the exercise of warrants issued in connection with our purchase money loan facility; and

•

that have been or may be issued in payment of dividends, or issuable upon the conversion of Series A Preferred Shares paid as dividends, on the Series A Preferred Shares issued to the selling shareholders in the private placement.

This prospectus will be used by the selling shareholders identified in the prospectus to resell American Depositary Shares (“ADSs”) representing such ordinary shares. We will not receive any of the proceeds from this offering. In connection with the private placement and our purchase money loan facility, we have agreed to register the resale of the ADSs representing ordinary shares offered by this prospectus.

Our ordinary shares are not and will not be listed on any national securities exchange or the Nasdaq Stock Market. However, our ordinary shares may be deposited with The Bank of New York, as depositary, and exchanged for ADSs, with each ADS representing 15 ordinary shares. Our ADSs are traded on the Nasdaq Capital Market under the symbol “ASTT.” The last reported sale price of our ADSs on February 28, 2008 was $0.50 per ADS.

An investment in our ADSs involves risks. You should consider carefully the risk factors beginning on page 6 in this prospectus before buying our ADSs.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                         , 2008.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are making offers only to persons in jurisdictions where such offers are permitted and this prospectus is not an offer to sell securities to, nor is it seeking an offer to buy securities from, any person in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement (which includes exhibits) that we have filed with the Securities and Exchange Commission on Form F-3 covering the resale of (i) our ordinary shares that are issuable upon the conversion of our Series A Preferred Shares, par value $0.01 per share, and the exercise of warrants sold initially by us in a private placement in October 2005, (ii) ordinary shares issuable upon the exercise of warrants issued in connection with our purchase money loan facility and (iii) ordinary shares that have been or may be issued in payment of dividends, or issuable upon the conversion of Series A Preferred Shares paid as dividends, on the Series A Preferred Shares issued to the selling shareholders in the private placement.

This prospectus does not contain all information contained in the registration statement, certain parts of which are omitted in accordance with the Securities and Exchange Commission’s rules and regulations. Statements made in this prospectus as to the contents of any other document (including exhibits to the registration statement) are not necessarily complete. You should review the document itself for a thorough understanding of its contents. The registration statement and amendments thereto can be read and reviewed at the Securities and Exchange Commission’s web site located at http://www.sec.gov, or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

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GENERAL INFORMATION

In this prospectus, the terms “we”, “us”, “our”, “our company”, “Company” and “ASAT” refer, as the context requires, either individually or collectively, to ASAT Holdings Limited (“ASAT Holdings”) and also to ASAT Limited (“ASAT HK”), ASAT, Inc., ASAT (Finance) LLC, Timerson Limited, ASAT (Cayman) Limited, ASAT Korea Limited, ASAT GmbH, ASAT Semiconductor (Dongguan) Limited (“ASAT China”), ASAT (S) Pte. Ltd., New ASAT (Finance) Limited, Newhaven Holdings Limited, RBR Trading Holding (Curacao) N.V. and R.B.R. Trading Holding B.V. which are each, direct or indirect, wholly owned subsidiaries of ASAT Holdings. Since ASAT S.A. has been under court administration since November 21, 2001, we no longer consolidate its financial results with our financial statements.

We publish our financial statements in United States dollars, which are referred to as “U.S. dollar”, “Dollars” and “$”. All dollar amounts in this prospectus are expressed in United States dollars, except where we state otherwise.

References to “U.S. GAAP” mean the generally accepted accounting principles in the United States. Unless otherwise indicated, our financial information presented in this prospectus has been prepared in accordance with U.S. GAAP.

ii

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus or in the filings with the Securities and Exchange Commission which we incorporate by reference in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the entire prospectus, our filings with the Securities and Exchange Commission incorporated by reference in this prospectus and the financial statements incorporated by reference in this prospectus carefully before making an investment decision.

Our Business

We are a global provider of semiconductor package design, assembly and test services. We are a leading developer of advanced packages and have achieved significant growth in chipscale packages, including the Fine Pitch Ball Grid Array and Leadless Plastic Chip Carrier package families. We are an acknowledged early developer of the “quad flat pack no-lead” (“QFN package”) and the inventor of Thin Array Plastic Packaging (“TAPP™”), as evidenced by our U.S. patents covering these technologies. We also provide semiconductor test services, particularly for mixed-signal semiconductors which perform both analog and digital functions.

We work closely with customers to design and provide advanced assembly and test solutions for each new product generation. We provide assembly and test services from our Dongguan, China facilities. We also provide package design services and thermal and electrical modeling from our Milpitas, California, Hong Kong and Dongguan, China facilities. Our sales offices and representatives are strategically located in the United States, Germany, Hong Kong, Singapore and South Korea, allowing us to work directly with customers at their facilities to provide effective package design and customer service. Through this network, we are able to provide highly focused design and production services with rapid time-to-market design and production solutions. During the six months ended October 31, 2007, we shipped products to over 69 customers and many of our top customers are among the world’s largest semiconductor companies. Our top three customers (in alphabetical order) by net sales the six months ended October 31, 2007 were Broadcom Corporation, Samsung Electronics Co., Ltd, and Sitel Semiconductor BV. These customers accounted for 72% of our total net sales for the six months ended October 31, 2007.

We historically conducted all our assembly and test operations in Hong Kong. As part of our overall strategy to remain competitive, we moved all of our Hong Kong manufacturing operations to China in order to reduce our costs and to provide better access to the high-growth semiconductor market in China. We completed the transfer of all of our equipment to Dongguan, China and the qualification process with our customers for our products during the fiscal year ended April 30, 2007. We are committed to continuing to reduce our costs while ensuring full operation of our assembly and test facilities in Dongguan, China. We conducted this move to Dongguan, China in two phases. To launch Phase I of this transition to China, in August 2002, we entered into a 15-year lease agreement and a 6-year management agreement with the Dongguan Changan County Changshi Development Company (“Changshi”), our development partner in the Zhenan Technology and Industrial Park, Changan County, Dongguan City, Guangdong, China. In August 2003, our modern Phase I 180,000 square foot facility (the “Phase I facility”) was completed by Changshi to our specifications. In May 2004, we entered into another lease agreement with Changshi to build a 300,000 square foot Phase II facility (the “Phase II facility”) immediately adjacent to our Phase I facility. The Phase II facility lease also involves Changshi’s subsidiary, Dongguan Changan ASAT Semiconductor Assembly and Test Factory, which holds the subject land use rights. Under the terms of the lease agreement, we lease the completed Phase II factory building from Changshi for a period of 15 years. The Phase II facility was completed during the second quarter of fiscal 2006. During the fiscal year ended April 30, 2007, our Hong Kong assembly and test operations were shut down, all of our assembly and test operations were transferred to Dongguan, China and the installation of our equipment in Dongguan, China was completed. Both of our Dongguan, China facilities are now fully operational.

Corporate Information

ASAT Holdings was incorporated in the Cayman Islands on October 20, 1999, as a limited liability company under the Companies Law (Revised) of the Cayman Islands. The principal executive office for ASAT Holdings is located at 14th Floor, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong. ASAT Holdings’ registered office in the Cayman Islands is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our telephone number in Hong Kong is (852) 2408-7811 and the telephone number for our registered office in the Cayman Islands is (345) 949-8066. Our Internet address is www.asat.com. The information contained in or linked to our website is not, and is not intended to be, a part of this prospectus.

Risk Factors

You should read the section entitled “Risk Factors” beginning on page 6 before you invest in our ordinary shares.

Recent Developments

On January 3, 2008, we received a compliance letter from Nasdaq stating that the market value of our listed securities has been below $35,000,000 as required under Marketplace Rule 4320(e)(2)(B) for continued listing on the Nasdaq Capital Market. We were provided with 30 calendar days, until February 4, 2008, to regain compliance with the Nasdaq Capital Market’s continued listing requirements or be subject to delisting. On February 5, 2008, Nasdaq provided us written notification that our ADSs will be delisted. On February 12, 2008, we appealed Nasdaq’s determination to delist to a Nasdaq Qualification Panel and have received a hearing date of March 20, 2008 for such appeal. We were also notified by Nasdaq by the same compliance letter on January 3, 2008 that we do not comply with the minimum stockholders’ equity of $2,500,000 or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years, which are also requirements for continued listing on the Nasdaq Capital Market.

On January 3, 2008, we received another compliance letter from Nasdaq stating that, for a period of 30 consecutive trading days, our ADSs had closed below the minimum bid price of $1.00 per ADS as required under Nasdaq Marketplace Rule 4320(e)(2)(E)(ii) for continued listing on the Nasdaq Capital Market. We have been provided with 180 calendar days, until July 1, 2008, to regain compliance with the Nasdaq Capital Market’s continued listing requirements or be subject to delisting. If compliance cannot be demonstrated by July 1, 2008, Nasdaq will determine whether we meet the initial listing criteria for the Nasdaq Capital Market, other than the bid price requirement. If we meet the initial listing criteria, we may be granted an additional 180 calendar days to regain compliance with the bid price requirement. If we are not eligible for this additional compliance period, Nasdaq will provide us written notification that our ADSs will be delisted.

On January 17, 2008, we entered into a termination agreement in respect of the advance payments of $6 million for assembly and test services with one of our customers. Such advance from the customer was used by us to purchase new equipment to support the customer’s production capacity demands, and it was repaid by off-setting amounts against our receivables from our future sales to this customer. As of October 31, 2007, the outstanding balance on this customer financing was $1 million which was subsequently offset with the accounts receivables in December 2007. As of the date of this prospectus, there is no outstanding balance on this customer financing.

In September 2007, we obtained a revolving credit facility of RMB150 million (approximately $20 million) with a term of one year. This facility is secured by certain trade receivables of ASAT China. As of the date of this prospectus, we have drawn down $5.1 million from this revolving credit facility.

We are in the process of granting Mr. Tung Lok Li compensation for his services as the Acting CEO of our company in the form of a warrant which will be exercisable for an aggregate of up to 41.8 million ordinary shares at an exercise price of US$0.01 per share, subject to certain adjustments. The warrant will be exercisable with respect to 20.6 million ordinary shares immediately, with the remainder subject to certain vesting or performance criteria. The warrant will expire on February 1, 2011 and will be subject to adjustments and other terms and conditions contained therein.

The Offering

On July 31, 2005, we entered into $30.0 million of financing commitments with JPMP Master Fund Manager, L.P. related funds (“JPMP”) and QPL International Holdings Limited (“QPL”), two of our principal shareholder groups, and affiliates of these two entities in the form of a $15.0 million preferred share financing and a $15.0 million purchase money loan facility.

The preferred share financing provided for the issuance and sale of 300,000 Series A Preferred Shares for a total price of $15.0 million and the issuance of five-year warrants for a total of 20 million ordinary shares exercisable at a price of $0.01 per ordinary share, of which five-year warrants for a total of 5 million ordinary shares were issued as an arrangement fee. The securities purchase agreement for the preferred share financing was amended and restated on October 27, 2005 to, among other things, add Olympus-ASAT II, L.L.C. (“Olympus”) as a party. The preferred share financing closed on October 27, 2005.

The second $15.0 million of this financing is a purchase money loan facility from Asia Opportunity Fund, L.P., an affiliate of JPMP, and related funds. The facility may be drawn upon in two tranches. The first tranche of $10.0 million may be drawn upon if our consolidated cash position falls below $10.0 million. A second tranche of an additional $5.0 million may be drawn upon if our consolidated cash position again falls below $10.0 million. The maturity date of the loans made in a tranche was originally two years from the date such tranche is advanced. The interest rate payable on the loans is 15% per annum, with interest to be paid on a quarterly basis. We issued the administrative agent, on the date of the issuance and sale of Series A Preferred Shares described above, warrants to purchase an aggregate of 5 million ordinary shares, which is the equivalent of 333,333 ADSs, exercisable at a price of $0.01 per ordinary share.

On January 25, 2006, we borrowed the first $10.0 million tranche of funding under the purchase money loan facility. In return for drawing upon the first tranche, we issued the lenders under the purchase money loan facility warrants to purchase an aggregate of 15,668,170 ordinary shares, which is the equivalent of 1,044,544 ADSs, exercisable at a price of $0.01 per ordinary share, as well as a commitment fee of $850,000 on a pro rata basis to the lenders that funded the first tranche. The second $5.0 million tranche of funding was not drawn and has expired. In each case, the warrants are exercisable for five years from the date of issuance.

On August 23, 2007, we amended the purchase money loan facility to extend the maturity due date of the $10.0 million principal amount until April 30, 2009 and to extend the payment due date for interest payments (and interest on such interest) for March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007 to become due on October 31, 2007.

On October 10, 2007, we amended the purchase money loan facility to extend the payment due date for interest including any penalty interest as required by the agreement. Interest that was due or will be due for payment on or before December 31, 2008 will be due and payable on December 31, 2008.

As of the date of this prospectus, we have issued an aggregate of 47,839,343 of our ordinary shares to the selling shareholders named in this prospectus as dividends on their Series A Preferred Shares. We plan to issue additional ordinary shares to the selling shareholders on March 15, 2008 as payment for the next semiannual dividend due on our outstanding Series A Preferred Shares, but we cannot determine the exact number of shares which will be issued until that date.

We agreed to file a registration statement covering the resale of the shares issuable upon conversion of and as dividends on the Series A Preferred Shares and exercise of the warrants described above.

Summary Consolidated Financial Data

The following table presents summary consolidated financial data of ASAT Holdings for the five years ended April 30, 2003, 2004, 2005, 2006 and 2007 and the six months ended October 31, 2006 and 2007. The summary consolidated financial data for the years ended April 30, 2005, 2006 and 2007 were derived from our audited consolidated financial statements for such periods that are incorporated by reference in this prospectus. The summary consolidated financial data for the years ended April 30, 2003 and 2004 were derived from our audited consolidated financial statements for such period that is not incorporated by reference in this prospectus. The summary consolidated financial data for the six months ended October 31, 2006 and 2007 have been derived from our unaudited summary condensed consolidated financial statements for such periods, which are incorporated by reference in this prospectus.

	Fiscal Year Ended April 30,					Six Months Ended October 31,
	2003	2004	2005	2006	2007	2006	2007
	(Dollars in thousands, except for per share and per ADS data)
						(unaudited)
Statement of Operations Data:
Net sales	$150,090	$214,674	$194,411	$182,115	$164,853	$87,322	$77,969
Cost of sales	140,366	174,275	182,319	168,859	149,927	78,854	67,501

Gross profit	$9,724	$40,399	$12,092	$13,256	$14,926	$8,468	$10,468
Total operating expenses	112,034	32,030	57,411	43,141	29,803	15,504	11,606

(Loss) profit from operations	$(102,310)	$8,369	$(45,319)	$(29,885)	$(14,877)	$(7,036)	$(1,138)
Other income net(1)	1,709	689	688	3,438	643	476	290
Charges on early redemption of 12.5% senior notes(2)	—	(10,346)	—	—	—	—	—
Interest expense	(13,652)	(15,425)	(15,046)	(16,633)	(19,542)	(9,848)	(9,979)

Loss before income taxes	$(114,253)	$(16,713)	$(59,677)	$(43,080)	$(33,776)	$(16,408)	$(10,827)
Income tax benefit (expense)	15,174	(4)	(748)	649	(1,264)	—	(111)

Net loss	$(99,079)	$(16,717)	$(60,425)	$(42,431)	$(35,040)	$(16,408)	$(10,938)

Net loss per ordinary share (basic and diluted)(3)	$(0.15)	$(0.02)	$(0.09)	$(0.06)	$(0.06)	$(0.03)	$(0.02)

Net loss per ADS (basic and diluted)(3)	$(2.22)	$(0.36)	$(1.35)	$(0.97)	$(0.83)	$(0.39)	$(0.27)

Weighted average number of ordinary shares outstanding(3)	668,947,000	671,721,610	677,953,380	679,357,820	691,798,216	685,649,100	711,086,007
Weighted average number of ADSs outstanding(3)	44,596,467	44,781,441	45,196,892	45,290,521	46,119,881	45,709,940	47,405,734

As of October 31, 2007
(in thousands) (unaudited)
Balance Sheet Data:
Cash and cash equivalents	$6,237
Total assets	132,226
Total debt(4)	166,062
Total shareholders’ deficit	(96,402)

(1)	Other income, net, consists mainly of interest income, rental income, gain (loss) on disposal of property, plant and equipment, unapplied payment from customers, bad debt recovered and write-back of long outstanding payable balances. See the notes to our audited consolidated financial statements incorporated by reference in this prospectus.
(2)	Reflects charges incurred in connection with the early redemption of our remaining 12.5% senior notes due 2006, which included $6.3 million for the early redemption premium and $4.0 million for the non-cash write-off of deferred financing costs and debt discount in fiscal year 2004.
(3)	We do not present net loss per share on an ADS basis in our annual audited financial statements. Per ADS data is calculated by dividing the weighted average number of ordinary shares outstanding during the fiscal year by fifteen. Each ADS represents fifteen ordinary shares. The computation of net loss per ADS (basic and diluted) is calculated as the net loss for the period divided by the weighted average number of ADS outstanding during the year. The computation of net loss per ADS (basic and diluted) for the years ended April 30, 2003, 2004, 2005, 2006 and 2007 is based on a weighted average number of ADS during the year in the amount of 44,596,467, 44,781,441, 45,196,892, 45,290,521, and 46,119,881, respectively. The computation of net loss per ADS (basic and diluted) for the six months ended October 31, 2006 and 2007 is based on a weighted average number of ADS outstanding during the period in the amount of 45,709,940 and 47,405,734, respectively.
(4)	As of October 31, 2007, debt consisted of our 9.25% senior notes due 2011, purchase money loan, capital lease obligations, advance payment from a customer and approximately $3.9 million in loans made under a revolving credit facility from a Chinese bank.

RISK FACTORS

You should carefully consider the following risk factors before you decide to invest in our ordinary shares or our ADSs. You should also consider the other information contained in this prospectus.

Risks relating to our business include the factors set forth below. Because of the following factors, as well as other factors affecting our operating results and financial condition, past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

We have been operating at a net loss for each of the past five fiscal years and have had negative operating cash flow in fiscal 2003 and 2006, and had net current liabilities as of October 31, 2007.

We have been operating at a net loss for each of the past five fiscal years. Our net loss for the fiscal years ended April 30, 2003, 2004, 2005, 2006 and 2007 was $99.1 million, $16.7 million, $60.4 million, $42.4 million and $35.0 million, respectively. We also had negative operating cash flow in fiscal 2003 and 2006 of $2.3 million and $7.1 million, respectively. Although we achieved positive operating cash flow for the fiscal year ended April 30, 2007 and the two consecutive quarters as of October 31, 2007, we cannot assure you that we will be able to generate positive cash flow in the future.

Due to insufficient cash generated from operations, we have funded our operations through the sale of equity and debt securities, borrowings, equipment lease financings, shareholder financings and other financing arrangements. While we have been implementing cost reduction programs since the end of the January 2002 quarter, including the move of our assembly and test facilities from Hong Kong to lower-cost facilities in Dongguan, China, we continue to have significant fixed expenses and are incurring other manufacturing, sales and marketing, product development and administrative expenses. We are also obligated to make significant interest payments on our 9.25% senior notes due 2011 of approximately $7.0 million on August 1 and February 1 of each year. In January 2006, we obtained $10.0 million under our purchase money loan facility, which will be due on April 30, 2009. In September 2006, ASAT China obtained a revolving credit facility for RMB20 million (approximately $3.9 million) with a term of one year with maturity date on April 30, 2008. On October 8, 2006, ASAT China drew down $2.5 million (which amount was rolled over in September 2007 for another one year term), and on April 30, 2007, ASAT China drew down the remaining balance of this revolving credit facility, all of which remains outstanding as of the date of this prospectus. In September 2007, ASAT China obtained a revolving credit facility of RMB150 million (approximately $20 million) with a term of one year. This facility is secured by certain trade receivables of ASAT China. As of the date of this prospectus, we have drawn down $5.1 million from this revolving credit facility.

In the event that we are unable to continue generating positive operating cash flow, we may be required to seek new or alternative financing to fund our operations in the future. Our ability to raise any future additional or alternative financing will be limited by our financial situation, including our high level of debt and negative net worth, and may be limited by market conditions, our controlling shareholders, who may oppose transactions that reduce their control or dilute their ownership positions, the covenants in the Indenture of our 9.25% senior notes due 2011, our purchase money loan agreement and our revolving credit facilities, any default or non-compliance with the covenants that govern any of our borrowings, as well as requirements to obtain approval of certain types of financings from our shareholders. For details of our borrowings, see “Risk Factors—We may not be able to finance future needs because of restrictions placed on us by the Indenture governing our 9.25% senior notes due 2011, the purchase money loan agreement and our revolving credit facilities.” We are also uncertain as to whether we can raise additional financing from our shareholders in the future. For these and other reasons outside our control, it may be difficult for us to raise additional capital if and when it is required or at all. If we are unable to raise future additional or alternate financing when needed, any of the following may occur:

•	our customer relationships and orders with our customers could deteriorate;

•	suppliers would be less willing to supply us or extend credit on acceptable terms, if at all;

•	employee attrition could increase; and

•	lenders could be unwilling to provide or refinance our debt.

If adequate capital is not available to us as required, or if it is not available on favorable terms, our business and financial condition would be adversely affected, which could negatively affect our ability to develop new technologies and products and services, increase production and compete effectively in our market, and we may not be able to meet our obligations as they become due. In addition, if adequate capital is not available to us, we will need to sell assets or seek to undertake a restructuring of our obligations with our creditors, and we cannot give assurances that we would be able to accomplish either of these measures on commercially reasonable terms, if at all. In any such case, we may not be able to continue as a going concern.

We will require a significant amount of cash to fund operating and capital expenditures and to service our debt.

Our ability to fund operating and capital expenditures and to service debt will depend significantly on our ability to generate cash from operations. For the three months ended October 31, 2007 and 2006, the earnings to fixed charges deficiency were $5.3 million and $8.3 million, respectively. For the purpose of this calculation, “earnings” consisted of loss before income taxes and fixed charges, and “fixed charges” consisted of interest expense, including amortization of debt discount and debt issuance costs, and the interest portion within rental expenses which is estimated as one-third of the rental expenses relating to operating leases. We will need to generate cash flow in excess of current levels to fund operating and capital expenditures and to service our debt, including our 9.25% senior notes due 2011, our purchase money loan facility, our revolving credit facilities and capital lease obligations. However, we cannot assure you that we will be able to generate cash flow or obtain funds from other financing sources to fund our planned operations and capital expenditures or to service our debt. Our ability to generate cash from operations is subject to general economic, financial, market competition, industry, technology, legal and other factors and conditions, many of which are outside our control. In particular, our operations are subject to cyclical downturns and price and demand volatility in the semiconductor industry. If we cannot generate sufficient cash to service our debt or obtain financing, we may have to, among other things, reduce capital expenditures, reduce research and development expenditures, sell assets, restructure our debt, or obtain alternate financing, which may not be available on commercially acceptable terms or at all. We might not be able to take these actions or they may not be successful. Our ability to take any of these steps may be subject to approval by creditors, including future creditors, our shareholders and the holders of our 9.25% senior notes due 2011.

Our substantial indebtedness, related interest payments and required dividends could adversely affect our operations.

We have a significant amount of indebtedness that will increase further if we make any further drawdowns on our RMB150 million (approximately $20 million) revolving credit facility or if we are able to secure new financing. Our related interest payments and semiannual dividend payments on our Series A Preferred Shares also impose significant financial burdens on us. If further new debt is added to our consolidated debt level, the related risks that we now face could intensify. Covenants in the agreements governing our existing debt, and debt we may incur in the future, may materially restrict our operations, including our ability to incur debt, pay dividends, make certain investments and payments, and encumber or dispose of assets. In addition, financial covenants contained in agreements relating to our existing and future debt could lead to a default in the event our results of operations do not meet our plans and we are unable to amend such financial covenants prior to default. A default under one debt instrument may also trigger cross-defaults under our other debt instruments. An event of default under any debt instrument, if not cured or waived, could have a material adverse effect on us, our financial condition and our capital structure.

Our substantial indebtedness has important consequences to our ability to operate our company. For example, it could, and does:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to service interest and principal payments on our debt;

•	limit our flexibility to react to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage to any of our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

We may not be able to finance future needs because of restrictions placed on us by the Indenture governing our 9.25% senior notes due 2011, the purchase money loan agreement and our revolving credit facilities.

The Indenture governing our 9.25% senior notes due 2011 contains, and agreements governing our future debt may contain, various covenants that limit our ability to, among other things:

•	pay dividends, redeem capital stock and make certain other restricted payments or investments, including loans, guarantees and advances;

•	incur additional indebtedness, including guarantees, or issue certain equity interests;

•	merge, consolidate or sell all or substantially all of our assets;

•	issue or sell capital stock of some of our subsidiaries;

•	sell or exchange assets or enter into new businesses;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	create liens on assets; and

•	enter into particular types of transactions with affiliates or related persons.

On August 23, 2007, we obtained consent from holders of our 9.25% senior notes due 2011 to amend certain provisions of the Indenture governing our 9.25% senior notes due 2011. As a result, we entered into a supplemental Indenture on August 27, 2007, which was filed as an exhibit to our annual report on Form 20-F for the fiscal year ended April 30, 2007 which is incorporated herein by reference.

The purchase money loan agreement entered into in connection with our shareholder financing contains various restrictive covenants, including those described above, and additional restrictions on our ability to incur indebtedness. On August 23, 2007, we entered into a waiver and amendment agreement with the lenders under our purchase money loan facility, and amended certain provisions of the purchase money loan agreement including, without limitation, extending the payment dates for certain principal and interest payments. Thereafter, the maturity due date of the $10 million principal was extended to April 30, 2009 and the maturity due date for interest payment (and interest on such interest) for March 31, 2006, June 31, 2006, September 30, 2006 December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007 were extended to October 31, 2007. Such waiver and amendment agreement is filed as an exhibit to our annual report on Form 20-F for the fiscal year ended April 30, 2007 incorporated herein by reference. You should refer to “Item 7—Major Shareholders and Related Party Transactions—Related Party Transactions” and “Item 10—Additional Information—Material Contracts” in our annual report on Form 20-F for the fiscal year ended April 30, 2007 for further details.

On October 10, 2007, we amended the purchase money loan facility to further extend the payment due date for interest including any penalty interest as required by the agreement. Interest that was due or will be due for payment on or before December 31, 2008 will be due and payable on December 31, 2008.

Our ability to comply with covenants contained in the Indenture governing our 9.25% senior notes due 2011, our purchase money loan agreement, our revolving credit facilities and other agreements governing indebtedness to which we may become a party may be affected by events beyond our control, including prevailing economic, financial and industry conditions. We operate in an industry that requires large capital expenditures for productivity improvements, and the Indenture governing our 9.25% senior notes due 2011, the purchase money loan agreement, our revolving credit facilities and other agreements governing other indebtedness, may limit our ability to finance these capital expenditures. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in an acceleration of our indebtedness and cross-defaults under the agreements governing other indebtedness to which we may become a party. Any such acceleration or cross-default could require us to repay or repurchase debt, together with accrued interest, prior to the date it otherwise is due, which could adversely affect our financial condition. Even if we are able to comply with all applicable covenants, the restrictions on our ability to operate our business in our sole discretion could harm our business by, among other things, limiting our ability to take advantage of financing, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us. Our ability to obtain needed future financing may require alternative financing arrangements with our customers to fund capital expenditures.

We are controlled by two principal groups of shareholders, and their interests may conflict with your interest.

Several private equity funds separately managed by or affiliated with JPMP and Olympus Capital Holdings Asia, respectively, referred to as the “investor group” in this prospectus, collectively owned approximately 39.7% of the outstanding ordinary shares of ASAT Holdings as of February 11, 2008. The investor group has signed a co-investment agreement generally to vote in unison on certain matters. QPL, its subsidiaries and its controlling shareholder collectively owned approximately 42.7% of the ordinary shares of ASAT Holdings as of February 11, 2008. The investor group and QPL together control ASAT Holdings’ board of directors, the election and nomination of new directors, management and policies. In addition, our current Acting Chief Executive Officer is a member of our board of directors and is affiliated with QPL, and our Chief Financial Officer is the brother of a member of our board of directors who is affiliated with the investor group. For further information, see “Item 7—Major Shareholders and Related Party Transactions—Related Party Transactions” in our annual report on Form 20-F for the fiscal year ended April 30, 2007. QPL and the investor group are subject to a shareholders agreement and vote together on certain matters, including on the election of directors of ASAT Holdings. The investor group and QPL are not obligated to provide any financing under their current shareholders agreement. The investor group and QPL are not obligated to exercise their rights as shareholders in the interests of ASAT Holdings and may engage in activities that conflict with such interests. We have not established, and may be unable to establish, any procedures for resolving actual or perceived conflicts of interest between our principal shareholders and our other investors. Furthermore, disagreements between the investor group and QPL which cannot be resolved could adversely affect the management of our company. The percentages in the above do not assume any conversion of warrants, options or Series A Preferred Shares beneficially owned by the foregoing shareholders.

The market price of our ADSs may be volatile and you may not be able to resell your ADSs at or above the price you paid, or at all. In addition, the liquidity of the ADSs may also be adversely affected by delisting if we cannot meet Nasdaq Capital Market listing requirements.

Our ADSs have experienced substantial price volatility during the past three years, including the effect of variations between our anticipated and actual financial results, the published expectations of analysts, and announcements by our competitors and by us. From time-to-time, this volatility has been exacerbated by the relatively low average daily trading volumes of our ADSs. In addition, the stock market itself has experienced extreme price and volume fluctuations that have negatively affected the market price of the stocks of many technology and manufacturing companies. These factors, as well as general worldwide economic and political conditions, may materially adversely affect the market price of our ADSs in the future.

Our ADSs were transferred to the Nasdaq Capital Market from the Nasdaq Global Market (formerly the Nasdaq National Market) effective November 30, 2005.

On January 3, 2008, we received a compliance letter from Nasdaq stating that the market value of our listed securities has been below $35,000,000 as required under Marketplace Rule 4320(e)(2)(B) for continued listing on the Nasdaq Capital Market. We were provided with 30 calendar days, until February 4, 2008, to regain compliance with the Nasdaq Capital Market’s continued listing requirements or be subject to delisting. On February 5, 2008, Nasdaq provided us written notification that our ADSs will be delisted. On February 12, 2008, we appealed Nasdaq’s determination to delist to a Nasdaq Qualification Panel and have received a hearing date of March 20, 2008 for such appeal. We were also notified by Nasdaq by the same compliance letter dated January 3, 2008 that we do not comply with the minimum stockholders’ equity of $2,500,000 or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years, which are also requirements for continued listing on the Nasdaq Capital Market.

On January 3, 2008, we received another compliance letter from Nasdaq stating that, for a period of 30 consecutive trading days, our ADSs had closed below the minimum bid price of $1.00 per ADS as required under Nasdaq Marketplace Rule 4320(e)(2)(E)(ii) for continued listing on the Nasdaq Capital Market. We have been provided with 180 calendar days, until July 1, 2008, to regain compliance with the Nasdaq Capital Market’s continued listing requirements or be subject to delisting. If compliance cannot be demonstrated by July 1, 2008, Nasdaq will determine whether we meet the initial listing criteria for the Nasdaq Capital Market, other than the bid price requirement. If we meet the initial listing criteria, we may be granted an additional 180 calendar days to regain compliance with the bid price requirement. If we are not eligible for this additional compliance period, Nasdaq will provide us written notification that our ADSs will be delisted.

Our ADSs are currently trading on the Nasdaq Capital Market under the trading symbol “ASTT”. The price of our ADSs could be further negatively impacted by the adjustment to our ADS ratio, the conversion of Series A Preferred Shares, the exercise of warrants and the payment of future dividends on our Series A Preferred Shares. We cannot assure you that we will be able to meet the listing requirements for the Nasdaq Capital Market in the future.

If our ADSs are delisted, the liquidity and price of our ADSs most probably will be negatively impacted. For example, the demand for our ADSs may be curtailed by certain investment entities that have self-imposed restrictions and/or investment limitations regarding the trading in and holding of securities that are not listed. Any of these entities that hold our ADSs prior to delisting would likely seek to sell their ADSs, which would tend to depress the price of our ADSs. In addition, the quotation of our ADSs on the Nasdaq Global Market preempted the operation of the laws of the various U.S. states relating to the qualification of securities. Securities listed on the Nasdaq Capital Market or that have been delisted do not preempt the operation of these laws and, as a result, the liquidity of our ADSs may be negatively impacted. If we are unable to meet the listing requirements to remain on the Nasdaq Capital Market, our ADSs may be traded on the Over The Counter Bulletin Board or our ADSs may not be traded on any market and the price and liquidity of your ADSs may decline.

Our business is and will continue to be substantially affected by the highly cyclical nature of the semiconductor industry, which cyclicality is beyond our control.

Our business is substantially affected by market conditions in the semiconductor industry, which is highly cyclical. The industry has been subject to significant downturns characterized by reduced product demand, increased competition and declines in average selling prices and margins. Semiconductor industry conditions are often affected by manufacturing over-capacity and declining demand and reduced pricing in end-user markets.

The overall demand for semiconductors increased significantly during the period from the second quarter of calendar year 2003 through the first quarter of calendar year 2004, but in the July 2004 quarter, the semiconductor industry experienced a downturn and our net sales on a quarterly basis decreased sequentially from that quarter through the July 2005 quarter. Since the July 2005 quarter, the semiconductor industry has experienced a gradual recovery through the present, but we have failed to capture all the benefits of such recovery that we otherwise might obtain due to disruptions in our operations during our move to Dongguan, China, which was completed in our October 2006 quarter. After moving our manufacturing operations to China, we are able to improve our cost structure by taking advantage of skilled and low cost labor pool. However, if any future downturn in the semiconductor industry proves to be similar to the 2004 downturn, our business, financial condition and results of operations would be adversely affected, our cash position would further erode and we may be required to seek new financing, which may not be obtainable on acceptable terms or at all. We may also be required to reduce our capital expenditures, which in turn could hinder our ability to implement our business plan and to improve our productivity. In addition, we may need to expand our production capacity and throughput to maintain or increase revenues if average selling prices decline, in connection with an industry downturn. Because of the past downturns in the semiconductor industry and the uncertainty of the gradual recovery, we continue to re-evaluate our product mix and the direction of our business. This re-evaluation led to significant write-downs of property, plant and equipment of $81.8 million, $2.4 million and $19.9 million for the years ended April 30, 2003, 2004 and 2005, respectively. We may need to make additional write-downs in the future.

Our principal market is in the communications sector, which is subject to fluctuating demand and continuous pressure on selling prices.

A significant percentage of our net sales is derived from customers who use assembly or test services for semiconductor devices used in the communications sector. Sales to the communications sector comprised 61% and 46% of total net sales for the three months ended October 31, 2006 and 2007, respectively. This sector has been subject to extreme fluctuations in demand, and in the past we have experienced a prolonged industry-wide slowdown in demand in the communications sector. Historically, the average selling price of communications products has continuously declined, and the resulting pricing pressure on services provided by us has led to reductions in our net sales and decreasing margins. For the past few years, we have embarked upon a strategy to diversify our customer base, increase margins and reduce dependency on the communications sector. Some of the other market sectors which we seek to diversify our customer base include the consumer, personal computers/computing and automotive/industrial sectors. However, decreasing average selling prices could also affect products in these sectors. Moreover, the execution of our strategy continues to take time and may ultimately not be successfully implemented. For example, we may lose customers, experience reductions in sales or experience lower margins for customers outside the communications sector. If we are unable to successfully implement our diversification strategy, our financial condition and results of operations could be materially adversely affected.

Our ability to rapidly develop and successfully bring to market advanced technologies and services is important to maintaining our competitive position and profitability.

The semiconductor industry is characterized by rapid technological developments. Since we have been reducing our investments in research and development in the last five fiscal years (and particularly between fiscal years ended April 30, 2006 and 2007 during which time we were implementing significant cost reduction measures), our research and development efforts may not yield commercially viable packages or test services to keep up with these technological changes. Any inability to meet our customers’ schedules for new product introductions could affect our revenue, prospects for growth and future customer relationships. Our customers seek advanced and quick time-to-market assembly and test capabilities for their increasingly complex end-user applications. Failure to maintain or increase investment in research and development or to advance our designs and process technologies successfully and in a timely manner could have a material adverse effect on our competitiveness and our profitability. Technological advances could lead to significant decreases in prices for maturing product offerings. Extending reliance on mature product offerings could reduce our gross margins.

We could be required to incur significant capital expenditures for manufacturing technology and equipment to remain competitive.

Semiconductor manufacturing has historically required, and in the future is likely to continue to require, a constant upgrading of process technology and equipment to remain competitive, as new and enhanced semiconductor processes are developed which permit the manufacture of smaller, more efficient and more powerful semiconductor devices. Our assembly and test facilities have required and will continue to require significant investments in manufacturing technology and equipment in the future. We have made substantial capital expenditures and installed significant production capacity to support new technologies and increase production volume. We currently intend to fund our future capital expenditures with the existing cash resources and positive cash flow generated from the savings from reductions in our cost structure associated with the completion of the move of our manufacturing operations to Dongguan, China, from financing provided by our customers to purchase equipment to expand our capacity and from future new financings. However, our ability to generate consistent positive cash flow from our customers is uncertain so we cannot assure you that we will have sufficient capital resources to make further necessary investments in manufacturing technology and equipment. Our ability to sustain needed capital expenditures may require alternative financing, including financing arrangements with our customers to purchase equipment that primarily services such customers and new external financing. In addition, due to the long lead time involved in the pre-deployment development and product qualification activities that must precede a new product release, we may be called upon to make substantial investments in both package design efforts and in new manufacturing equipment well in advance of our being able to record appreciable revenues derived from those new products. Further, during each stage of the long qualification process required by customers for our products, which can take up to six months to complete, there is a substantial risk that we will have to abandon a potential assembly or test service which is no longer marketable or technologically feasible or competitive and in which we have invested significant resources. Even if we are able to qualify new packages, a significant amount of time will have elapsed between our investment in new packages and the receipt of any related revenues.

Because our industry is highly competitive and many of our competitors have greater operating and financial resources, we may not be able to secure new customers or maintain our customer base.

The semiconductor packaging and test industry is highly competitive, with over 50 independent providers of semiconductor assembly services worldwide. We believe our principal competitors include Advanced Semiconductor Engineering, Inc., Amkor Technology, Inc. (“Amkor”), Carsem (M) Sdn. Bhd., Siliconware Precision Industries Co., Ltd. and STATS ChipPAC Ltd. Many of our competitors have greater operating capacity and financial resources than we do and have proven research and development and marketing capabilities. If demand for semiconductor assembly and test services were to continue to increase, our competitors would be at an advantage to us to capture this increased demand by utilizing their greater financial resources to more rapidly increase capacity. Many of our competitors also have established relationships with many large semiconductor companies that are current or potential customers of ours. Further, lengthy qualification periods and a familiarity between potential customers and their current assembly service providers may limit our ability to secure new customers.

We also compete indirectly with the in-house assembly and test service resources of many of our largest customers, the integrated device manufacturers (“IDMs”). These IDM customers may decide to shift some or all of their assembly and test services to internally sourced capacity.

Due to this highly competitive environment, we may experience difficulties in securing business from new customers, additional business from our existing customers or even maintaining our current level of business with our existing customers. In addition, if the trend for semiconductor companies to outsource their packaging needs does not continue, we may not be able to maintain our customer base and our business and results of operations would be materially adversely affected.

If any of our competitors grow through acquisitions or equity investment financing and we are unable to similarly grow, we may have difficulties competing against those competitors in terms of volume production, price competitiveness and array of services.

Some of our competitors with greater financial resources have been able to grow through acquisitions or equity investment financing. There have been instances where one of our competitors has acquired the entire back-end assembly operations of an IDM. For example, Amkor acquired a substantial portion of IBM’s assembly and test operations in China and Singapore. Other examples of merger and acquisition activity among our competitors are the acquisition of ChipPAC, Inc. by ST Assembly Test Services Ltd., and the acquisitions of UltraTera Corp. and NS Electronics Bangkok Ltd. by United Test and Assembly Center. An example of equity investment financing is Temasek Holdings’ voluntary takeover bid to increase its equity shareholdings in STATS ChipPAC. As a result of such growth through acquisitions or equity investment financing, these competitors will have increased capacity or stronger financial resources, and may be better positioned to increase their market share by decreasing prices. Additionally, as a result of such acquisitions or equity investment financing, we may have difficulties competing successfully against these competitors. In addition, the Indenture that governs our 9.25% senior notes due 2011, our purchase money loan agreement and our revolving credit facilities require us to comply with certain covenants that limit our ability to enter into mergers or consolidations.

We face risks associated with potential acquisitions, investments, strategic partnerships or other ventures, including whether we can identify opportunities, complete the transactions and integrate the other parties into our business.

We believe that the semiconductor packaging industry may undergo consolidation, both with regard to consolidation among independent assembly services providers and with respect to the outsourcing of in-house assembly capacity of semiconductor IDMs. We believe it may become increasingly important to acquire or make investments in complementary business, facilities, technologies, services or products, or enter into strategic partnerships with parties who can provide access to those assets, if appropriate opportunities arise. From time to time we have had discussions with companies regarding our acquiring, investing in or partnering with their businesses, products, services or technologies, and we regularly engage in such discussions in the ordinary course of our business. We may not be able to identify suitable acquisition, investment, strategic or other partnership candidates or have sufficient resources to undertake such a transaction, which may place us at a disadvantage if our competitors are able to grow their market share through acquisitions, investments or strategic partnerships. If we do identify suitable candidates, we may not be able to complete those transactions on commercially acceptable terms or at all. If we acquire another company, we could have difficulty in integrating that company’s personnel, products, operations and technology. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and reduce the expected benefits of the acquisition.

Our assembly and test processes are complex and prone to error, which may create defects and adversely affect production yields.

Assembly and test services are prone to human error and equipment malfunction. Defective packages and services may also result from:

•	improper programming of customer specified manufacturing instructions;

•	contaminants in the manufacturing environment;

•	equipment deviations from process specifications;

•	the use of defective raw materials; or

•	defective vendor-provided leadframes or component parts.

These factors have periodically contributed to lower production yields and may continue to do so, particularly in connection with any expansion of capacity or change in processing steps. In addition, our production yields on new packaging technologies could be lower during the period necessary for us to develop the requisite expertise and experience with these processes. Any failure by us to maintain high quality standards and acceptable production yields, if significant and sustained, could result in delays in shipments, increased costs or cancellation of orders, which could have a material adverse effect on our business, financial condition and results of operations.

In order to meet customer demands for package design, assembly and test services, we may be required to add new test equipment, which can be very capital intensive and may not result in expected revenues and/or margins.

We provide our customers with package design, assembly and test services. Many of our customers seek to do business with independent assemblers who can provide a full range of assembly and test services, particularly testing of mixed-signal semiconductors which perform both analog and digital functions. In order to satisfy such customers’ demands, we may be called upon to acquire additional test equipment capacity, which could require us to increase our capital expenditures on test equipment. We may not have sufficient cash resources or available financing to increase our capital expenditures in response to our customers’ demands. Additionally, the use of mixed-signal test equipment involves complex software programming and the use of sophisticated and expensive equipment operated by a highly skilled workforce. However, customers requesting these types of test services are typically not willing to commit to the utilization of such additional capacity beyond their short-term forecasts. If these customers do not place their expected orders or we experience a general decrease in demand for our test services, we could have excess capacity and low utilization rates for our test equipment, which could increase our costs and negatively affect our expected revenues and/or margins. In addition, any failure by us to provide package design, assembly and test services could result in the loss of customers or sales of our services, which could have a material adverse effect on our business, financial condition and results of operations.

Our profitability has in past periods been affected by low capacity utilization rates, which are significantly influenced by factors outside of our control.

As a result of the capital intensive nature of our business, our operations are characterized by high fixed costs. Consequently, insufficient utilization of installed capacity can negatively affect our profitability. For example, in fiscal year 2003, our capacity utilization rates ranged from averages of approximately 42% to 67% per month for our assembly operations as a result of the weak demand for our assembly and test services resulting from the prolonged downturn in the semiconductor industry. In addition, as a result of the most recent industry downturn, which occurred in late 2004, our capacity utilization rates averaged approximately 68% in fiscal year 2005. While the industry has gradually recovered in fiscal year 2006, we were unable to capture all the benefits of such recovery that we might otherwise obtain due to disruptions in our operations during our move to Dongguan, China, and our capacity utilization rates averaged approximately 70% for the six months ended October 31, 2007. If we experience low capacity utilization in future periods, our financial condition and results of operations could be adversely affected.

Our customers generally do not place purchase orders far in advance, which makes it difficult for us to predict our future sales, adjust our production costs and efficiently allocate our capacity on a timely basis and could therefore have an adverse effect on our business and operating results.

Although our customers provide us with forecasts of their expected orders, our customers generally do not place purchase orders far in advance of the required shipping dates. In addition, due to the cyclical nature of the semiconductor industry, our customers’ purchase orders have varied significantly from period to period. As a result, we do not typically operate with any significant backlog, which makes it difficult for us to forecast our sales in future periods. Also, since our costs of sales and operating expenses have high fixed cost components, including depreciation and employee costs, we may be unable to adjust our cost structure in a timely manner to compensate for shortfalls in sales. Our current and anticipated customers may not place orders with us in accordance with our expectations or at all. As a result, it may be difficult to plan our capacity, which requires significant lead time to ramp up and cannot be altered easily. If our capacity does not match our customer demand, we will either be burdened with expensive and unutilized overcapacity or be unable to support our customers’ requirements, both of which would have an adverse effect on our business and results of operations.

We generate a significant amount of revenue from a limited number of customers. The loss of, or reduced purchases by, one or more of our larger customers may have an adverse effect on our results of operations.

For the six months ended October 31, 2007 and 2006, our single largest customer accounted for approximately 60% and 50% of net sales, respectively. For the six months ended October 31, 2007, our five largest customers by net sales accounted for approximately 77% of net sales and our ten largest customers by net sales accounted for approximately 85% of net sales. For the six months ended October 31, 2006, our five largest customers by net sales accounted for approximately 67% of net sales and our ten largest customers by net sales accounted for approximately 78% of net sales. If any key customer were to significantly reduce its purchases from us, our results of operations may likely be adversely affected. In addition, there may be a trend toward increasing customer concentration.

In line with industry practice, new customers usually require us to pass a lengthy and rigorous qualification process that can take up to six months and be a significant cost to us and the customer. As a result, customers are reluctant to qualify new assembly and test service providers and it may be difficult for us to attract new major customers and/or break into new markets. In addition, if we fail to qualify packages with potential customers or customers with which we have recently become qualified do not use our services, then our customer base could become more concentrated with an even more limited number of customers accounting for a significant portion of our net sales. Furthermore, we believe that once a semiconductor company has selected a particular assembly and test company’s services, the semiconductor company generally relies on that vendor’s packages for specific applications and, to the extent possible, subsequent generations of that vendor’s packages. Accordingly, it may be difficult to achieve significant sales from a customer once it selects another vendor’s assembly and test services.

We are vulnerable to weaknesses in the economies of Asian countries.

Most of our important suppliers of raw materials, leadframes and the semiconductor chips delivered to us for assembly and test are located in Asia. Substantially all our customers are United States or European multinational companies and nearly 100% of our invoices are billed in U.S. dollars. We estimate that approximately 75% of our net sales during the six months ended October 31, 2007 and 74% of our net sales during the six months ended October 31, 2006 represented packages shipped to distribution centers and destinations within Asia (including Hong Kong). These factors raise a number of financial, operational and business risks, including:

•	exposure to regional economic and political developments;

•	changes in local intellectual property laws and commercial laws;

•	the imposition of local currency controls;

•	adverse changes in local tax law or adverse changes in customs duties and procedures;

•	availability of supplies and materials in China;

•	transportation difficulties; and

•	unfavorable changes to import/export regulations and procedures.

These factors could adversely affect both our operations and the operations of our suppliers and customers. Future economic downturns in Asia or elsewhere would likely be detrimental to our business, financial condition and results of operations.

Our ability to operate our Chinese manufacturing operations is dependent upon our working relationship with our development partner in China.

Our development partner in China, Changshi, is an entity established by the Dongguan government to develop and manage several newly designated industrial parks in Changshi prefecture Chang An town, Dongguan City, Guangdong Province. Changshi’s performance during the construction of Phase I and Phase II of our Dongguan, China facilities and completion of the interior finish and fixtures of our Phase I facility in Dongguan, China, met or exceeded our expectations with respect to the quality and timeliness of the construction. However, Changshi may not continue to perform at these levels or at all during its assistance to us in the operation of our Dongguan, China facilities. Moreover, we could experience difficulties in our relationship with Changshi, and the decisions made by Changshi may not be consistent with our interests, which in either case could be disruptive to our operations. Changshi is the owner of the Phase I and Phase II facilities’ land-use rights and buildings, constructed our Phase I facility’s interior finish and fixtures and holds the approvals from the Chinese government necessary for us to operate our assembly and test facilities in Dongguan. A dispute with Changshi could cause Changshi to be unwilling to perform its contractual obligations as lessor for our Dongguan, China facilities. In such circumstances, Changshi could prevent us from operating the facilities, which, following transfer of all of our manufacturing operations to Dongguan, China means that we would be unable to conduct our business. Although we have the contractual right under our respective leases with Changshi to purchase the Dongguan, China facilities from Changshi at stipulated times, there can be no assurance that we will have sufficient funds or access to financing in order to purchase the facilities. Any disruption in our business due to a dispute with Changshi may have a material adverse effect on our results of operations. In addition, if Changshi were to breach one or more of its agreements with us, our agreements with Changshi provide that we must pursue any claims against it through binding arbitration in Beijing before the China International Economic and Trade Arbitration Commission. The outcome of any such arbitration would be controlled by Chinese law and could be time consuming and unfavorable to us.

Our direct labor, and certain indirect labor, workforce are composed primarily of People’s Republic of China nationals, and we expect these employees to unionize. If we encounter future labor problems, this could adversely affect our revenues and profitability.

None of our employees in Dongguan, China or our other employees are currently represented by a union. However, our workers in our Dongguan, China facilities may unionize, although we are not sure what percentage of this workforce will be affected. It is possible that the union will be subject to collective bargaining and wage agreements. These agreements could increase our labor costs in China and have an adverse impact on our operating results. In addition, once unionized, this workforce may undertake labor protests and work stoppages, which could also have an adverse impact on our operating results. We cannot assure you that any potential issues with the expected labor union or other employees will be resolved favorably for us in the future, that we will be successful in negotiating any potential wage and collective bargaining agreements, that we will not experience significant work stoppages in the future or that we will not record significant charges related to those work stoppages or our compliance with changing minimum wage labor laws and other Chinese labor laws.

Operating facilities in China can be fraught with uncertainty, including economic, political, legal operational and financial risks, and there can be no assurances that our China facilities will bring their intended benefits to us.

Many economic, political, legal, operational and financial risks may prevent us from realizing our intended benefits in China in connection with the completion of the move of our manufacturing operations to Dongguan, China. These risks include:

•	economic, political and social uncertainties in China;

•	changes in, and the arbitrary enforcement of, labor laws, bankruptcy laws, commercial laws, currency controls, import tariffs and duties, customs regulations and taxation laws in China;

•	local infrastructure problems, such as electrical power interruptions, in an area that has only recently undergone a very rapid industrial development;

•	quality problems arising from the start up of new manufacturing processes by operators who lack experience with our sophisticated manufacturing equipment;

•	transportation difficulties that may be encountered in receiving supplies and/or in shipping finished products by land or by air;

•	an unwillingness or hesitancy on the part of customers to qualify their products in the new facilities;

•	an inability to attract and retain sufficient and qualified management and engineering talent and other experienced employees;

•	measures which may be introduced to control inflation or deflation;

•	changes in the rate or method of taxation;

•	changes in tax holidays;

•	continuing fluctuations in the value of the Chinese Renminbi currency;

•	modifications to fiscal, banking or monetary policies to reduce the rate of future growth in China; and

•	imposition of additional restrictions on currency conversion and remittances abroad.

While China’s economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy in China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by governmental control over capital investments or changes in tax regulations applicable to us.

The economy in China has been transitioning from a planned economy to a more market-oriented economy. Despite recent transitions to a market-oriented economy, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China’s economic growth through allocation of resources, controlling payment of foreign currency denominated obligations, setting monetary and banking policy and providing preferential treatment for particular industries or companies.

The Chinese legal system is based on written statutes. These statutes remain largely untested and prior court decisions interpreting them may be noted for reference but have limited value as precedents. Since 1979, the Chinese government has promulgated laws and regulations dealing with economic matters such as bankruptcy, foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve significant uncertainty. In addition, as the Chinese legal system develops, changes in such laws and regulations, their interpretation or their enforcement may lead to additional restrictions on our business.

The Chinese government and provincial and local governments have provided, and continue to provide, various incentives to Chinese domestic companies in the semiconductor industry, which includes ASAT China, our Chinese operating subsidiary, in order to encourage development of the industry. Such incentives include tax rebates, reduced tax rates, tax holidays, favorable lending policies and other measures. Any of these incentives could be reduced or eliminated by governmental authorities at any time. Any such reduction or elimination of incentives which may be provided to us could adversely affect our business and operating results.

There can be no assurances that economic, political, legal, operational and financial risks in China will not adversely affect our business.

Our corporate structure may restrict our ability to receive dividends from, and transfer funds to, ASAT China, our Chinese operating subsidiary, which could restrict our ability to make payments on our 9.25% senior notes due 2011 or act in response to changing market conditions.

While ASAT Holdings is a Cayman Islands holding company, we conduct our assembly and test operations through our Chinese subsidiary. The ability of this subsidiary to pay dividends and other payments to us may be restricted by factors that include changes in applicable foreign exchange and other laws and regulations. In particular, under China law, a Chinese subsidiary may pay dividends only after at least 10% of its net profit has been set aside as reserve funds, unless such reserves have reached at least 50% of its registered capital. The profit available for distribution from our Chinese subsidiary is determined in accordance with generally accepted accounting principles in China. This calculation may differ from the one performed in accordance with U.S. GAAP. Our Chinese subsidiary was founded in late December 2004 in connection with Phase II of the transition of our manufacturing operations from Hong Kong to Dongguan, China and has commenced operations. Moreover, its original registered capital was increased from $33 million to $53 million on March 30, 2006. As of the date of this prospectus, we have contributed $36 million and the balance of the remaining capital contribution will be due by 2009. Capital contributions to this subsidiary may be made by a mix of cash and in-kind (e.g., equipment) contribution. The ability of this subsidiary to pay dividends will depend ultimately on the profitability of its business. As a result, we may not have sufficient distributions from our Chinese subsidiary to enable necessary profit distributions to us or any distributions to our shareholders in the future.

Under the new Enterprise Income Tax Law in China effective January 1, 2008 (the “New EIT Law”), dividends payable to foreign investors which are “derived from sources within China” may be subject to income tax by way of withholding. Since we are a holding company and most of our profits are generated from our China subsidiary, ASAT China, dividends that we declare from such income may by deemed “derived from sources within China” for purposes of the New EIT Law and therefore subject to a withholding tax. While the New EIT Law stipulates that such taxes may be exempted or reduced, since no rules or guidance concerning the new tax law have been issued yet, it is unclear under what circumstances, and to what extent, such tax would be exempted or reduced. If we are required under the New EIT Law to withhold PRC income tax on dividends payable to our non-PRC shareholders, our financial condition and results of operations may be harmed. As of the date of this prospectus, we do not intend to distribute dividends other than dividends required under our Preferred Shares.

We conduct our operations at a single location in China. Accordingly, we are vulnerable to natural disasters, and other disruptive regional events, which could cause us to lose revenue and perhaps lose customers.

We conduct our assembly and test operations in our facilities in Dongguan, China. Significant damage or other impediments to any of these facilities, whether as a result of fire, weather, disease, civil strife, industrial strikes, breakdowns of equipment, difficulties or delays in obtaining imported spare parts and equipment, natural disasters, terrorist incidents, industrial accidents or other causes, could temporarily disrupt or even shut down our operations, which would have an adverse effect on our financial condition and operating results.

With respect to our facilities in Dongguan, China, Changshi has procured insurance covering the buildings and public liability insurance, and we have procured insurance covering the contents of the buildings, public liability insurance and business interruption insurance. We cannot assure you that our insurance or the insurance procured by Changshi would be adequate to cover any direct or indirect loss or liability resulting from any of the events described above.

Any disruptions in available power supplies in Dongguan, China could disrupt our operations, reduce our sales and increase our expenses.

We have transferred all of our assembly and test operations to Dongguan, China, and they are dependent on a reliable source of electrical power. For economic and continuous manufacturing operations, we are dependent to a substantial degree on electrical power supplied by state run power generating facilities. China is now experiencing an electrical power shortfall that is expected to increase in the near term as the imbalance between capacity and demand grows. The projected power shortfall is expected to be most acute in southern China, including Dongguan, China, where our factory is located. In Dongguan, China demand for power exceeded supply during most of calendar years 2004, 2005, 2006 and 2007. Should our Dongguan, China facilities be subject to rolling blackouts or should the power shortage result in brownouts of increased severity, our operations may suffer temporary shutdowns or be otherwise inconvenienced. We believe that the potential for blackouts and brownouts that could affect our operations at the Dongguan, China facilities will be highest during warm weather conditions.

We currently have dedicated power supply lines to support our Phase I and Phase II facilities. In addition, we currently have back-up generators that support a portion of production at our Dongguan, China facilities. Phase II of our move to China also included the installation of a separate dedicated power supply line from an alternative power source, which we expect to provide independent and continuous back-up power. We expect that these dedicated power lines will not be subject to temporary or rolling blackouts, although they and our back-up generators may not provide us with adequate power during prolonged blackouts. Any interruption in our ability to continue our operations at the Dongguan, China facilities could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue and increased expenses, any of which would substantially harm our business and results of operations.

In addition to the above, if retail electricity prices rise dramatically in Dongguan, China, we would expect our expenses to increase and our operating results to be adversely affected.

We may not be able to continue to reduce our cost structure. Even if we do, it may not reduce our operating expenses by as much as we anticipate.

Beginning in 2001, in response to a severe downturn in the semiconductor sector, we began to reduce costs. Since the end of the January 2002 quarter, we have been implementing our corporate restructuring program in order to reduce our overall cost structure and achieve profitability. We implemented cost saving measures, including reductions in material, labor, overhead and administrative costs. We continue to reduce our cost structure and have installed SAP’s enterprise resource planning solution and Camstar’s manufacturing tracking and execution system to enable us to implement improved business processes, which steps have involved implementation and integration problems that we are currently seeking to address. We have also completed the move of our assembly and test facilities from Hong Kong to lower-cost facilities in Dongguan, China. We cannot assure you that these cost saving measures will lead to profitability or that any expected net savings will occur. We may continue to incur additional expenses associated with operating our assembly and test facilities in Dongguan, China. In addition, with respect to our new information systems, including our implementation of the SAP system, there can be no assurances that we will not encounter delays, errors or cost-overruns and other adverse consequences in implementing such systems. As we upgrade our information systems, we have had and may continue to encounter difficulties in integrating such technology into our business and we may find that such new systems may not be appropriate for our business. If our new information systems prove to be inadequate or their implementation severely delayed, our business, financial condition and results of operations may be harmed.

We rely on the development and perfection of ownership interests in a substantial amount of intellectual property in our business. If we are unable to protect this intellectual property, we may lose advantages in innovation over our competitors.

We have patents, confidentiality agreements, and other arrangements intended to protect certain of our proprietary manufacturing processes and product technologies. As of October 31, 2007, we had approximately 56 issued U.S. patents. In addition, in May 2005, we entered into a multi-year cross-licensing agreement with LSI Logic Corporation (“LSI”) under which LSI will provide us with a license to use its “Flip Chip” semiconductor package assembly technology. During the April 2005 quarter, we entered into a multi-year cross licensing agreement with Amkor under which we will provide Amkor with a license for our TAPP™ semiconductor package technology and Amkor will provide us with a license for its Flip Chip semiconductor package technology. During the October 2003 quarter, we also entered into a QFN package patent cross-license agreement with Amkor. These arrangements and any future measures we take might not adequately cover or protect our intellectual property. We may also fail to maintain, grow or invest in research and development to strengthen our intellectual property. In particular, our competitors may be able to develop similar or superior products or manufacturing technologies, and many of these competitors invest greater amounts of capital towards such development efforts than we do. As a result, our patent portfolio may not have the breadth or depth of that of some of our competitors. Also, we cannot assure you that the Asian countries in which we manufacture and market our products will protect our intellectual property rights to the same extent as does the United States. In particular, the intellectual property laws of China, where we have moved our assembly and test facilities, do not protect our intellectual property rights to the same extent as does the United States. This could leave us vulnerable to willful patent infringement or to the theft of trade secret information. In addition, even if we have valid protections in place, we may not have sufficient financial and legal resources to protect or enforce our rights. Furthermore, because many of our products and technologies are not covered by any patents or pending patent applications, they are susceptible to independent duplication and/or reverse engineering by competitors.

We are vulnerable to intellectual property infringement claims by third parties and may need to enforce our intellectual property rights against third parties.

The semiconductor industry is characterized by frequent claims regarding patent infringement. From time to time, third parties may claim that we are infringing on their intellectual property rights. Such claims could have a serious adverse effect on our business and financial condition.

If a third party were to bring a valid legal claim against us for patent infringement, we could be required to:

•	discontinue the use of any of our processes considered infringing;

•	cease the manufacture, use, import and sale of infringing products;

•	pay substantial royalties and/or damages;

•	develop non-infringing technologies; or

•	acquire licenses to the technology that we had allegedly infringed.

We may seek licenses from such parties, but they could either refuse to grant us a license or demand commercially unreasonable terms. We might not have sufficient resources both to pay for licenses and to remain competitive. Such infringement claims could also cause us to incur substantial liabilities and to have to suspend or permanently cease the use of critical technologies or processes for the production and/or sale of major products. For instance, we settled a patent litigation case with Motorola, Inc. (“Motorola”) and Freescale Semiconductor, Inc. in connection with their claim of a breach under a patent cross-license agreement in July 2005.

We may also need to enforce our patents and other intellectual property rights against infringement by third parties. If we were called to defend against a claim of patent infringement, or were we compelled to litigate to assert our intellectual property rights, we could incur substantial legal and court costs and be required to consume substantial management time and engineering resources in the process.

We could be adversely affected by an adverse outcome in legal proceedings to which we are, or in the future may become, subject.

On December 8, 2006, ASAT Limited, one of our subsidiaries, received an additional tax assessment from the Hong Kong Inland Revenue Department (“HKIRD”) with respect to the deductibility of certain expenses for Hong Kong profits tax purposes for fiscal year 2000/2001. Queries were raised by the HKIRD concerning the deductibility of interest expenses related to certain borrowings of ASAT Limited for profits tax purposes and whether the related borrowings were used towards revenue-generating activities, which allow the consequential interest expenses to be deductible for tax purposes. The assessment requires us to pay HK$18.8 million (approximately $2.4 million) by January 12, 2007. On December 29, 2006, we filed an objection to the HKIRD for the full amount. On January 30, 2007, the HKIRD had offered us an unconditional holdover, i.e., an agreement to defer payment, of 50% of the total tax in dispute (approximately HK$9.4 million or $1.2 million) until the final tax position is determined. Although the case is not yet concluded and we are still required to provide further evidence to the HKIRD showing that the borrowings were used towards revenue-generating activities, the HKIRD has requested us to make prepayment for the remaining 50% of the total tax in dispute. On January 31, 2007, we filed a proposal to the HKIRD for installment payments for the remaining HK$9.4 million (approximately $1.2 million) tax in dispute and the proposal was accepted on March 27, 2007. If the HKIRD accepts the evidence provided and reverses its assessment, all prepayments made will be refunded to us. Our final tax liability, if any, will depend upon the quality of evidence provided, and we are still in the process of gathering information. As of October 31, 2007, we recorded a provision of $1.2 million for the amount of tax in dispute.

In addition, we have in the past and may in the future become involved in various intellectual property, product liability, commercial, environmental, and tax litigations and claims, government investigations and other legal proceedings that arise from time to time in the ordinary course of our business. Litigation is inherently unpredictable, and we could in the future have a judgment rendered against us or enter into settlement of claims that could have a material adverse effect on our results of operations. In addition, if we receive a final unsatisfied judgment in any litigation not covered by insurance in excess of $10 million that is not cured within 60 days following such judgment, there will be an event of default under the Indenture governing our 9.25% senior notes due 2011 and our purchase money loan agreement. Upon an event of default, either the trustee or the holders of at least 25% of the outstanding principal amount of the notes may declare the amounts payable on the notes due and payable. In the event that our obligations on the notes are accelerated at a time when we do not have sufficient funds to repay the amount due on the notes, there will be a payment default on the notes and our financial results will be materially adversely affected. Similarly, if our obligations under the purchase money loan agreement are accelerated when we do not have sufficient funds to repay the amounts due, a cross-default could arise under the Indenture and our business financial results and operations would be materially adversely affected.

The loss of key senior management and engineers could negatively impact our business prospects. In addition, our inability to attract and retain key personnel at all levels would limit our ability to develop new and enhanced assembly and test services.

We depend on our ability to attract and retain senior management, highly skilled technical, managerial, sales and marketing personnel. Competition for senior management, highly skilled technical, managerial, sales and marketing personnel is intense, particularly in Hong Kong and Southern China, and the retention of skilled engineering personnel in our industry typically requires competitive compensation packages. In attracting and retaining such personnel and other personnel at all levels, we may be required to incur significantly increased compensation costs. We cannot predict whether we will be successful in attracting and retaining the personnel we need to successfully develop and market new and enhanced assembly and test services in order to grow our business and achieve profitability.

On September 1, 2006 our former Chief Executive Officer resigned for personal reasons. Our current Acting Chief Executive Officer assumed his position for the interim period during which we are actively searching for a permanent Chief Executive Officer. Our current Acting Chief Executive Officer is a member of our board of directors and is affiliated with one of our principal shareholder groups, QPL. On July 17, 2007, our former Acting Chief Financial Officer resigned, and on July 18, 2007 our permanent Chief Financial Officer assumed his position. Our former Acting Chief Financial Officer is and continues to be a member of our board of directors and is affiliated with one of our principal shareholder groups, the investor group. Our current Chief Financial Officer is the brother of our former Acting Chief Financial Officer. Although we are currently in the process of searching for permanent replacement, we cannot assure you that we will be successful in attracting and retaining a permanent Chief Executive Officer in the near future or that our current Acting Chief Executive Officer will continue to serve ASAT until a permanent hire is made.

In connection with our ongoing corporate restructuring to improve efficiency, various senior management, officers, managers, engineers and other personnel in various departments have left our company. Their responsibilities are currently being assumed by other personnel within the company or replaced with new hires. We cannot assure you that we will be successful in attracting and retaining sufficient and capable personnel at all levels and functions in our company to meet our human resources needs.

The loss of key suppliers or their failure to deliver sufficient quantities of materials on a timely basis could negatively impact our business prospects. Our inability to qualify second sources for certain suppliers could limit our production capabilities.

The principal materials used in our assembly process are polymer substrates, leadframes, gold wire and plastic molding compounds. In the ordinary course of business, we purchase most of our leadframes from QPL and its affiliates, our largest affiliated shareholder group, and our substrates from several suppliers in Taiwan, Japan and Korea. To maintain competitive packaging operations, we must obtain from these suppliers, in a timely manner, sufficient quantities of acceptable quality materials and equipment at competitive prices. We purchase all of our materials on a purchase order basis and have no long-term contracts with any suppliers, other than the inventory management and supply agreement we entered into with QPL Limited and Talent Focus Industries Limited on October 27, 2005. From time to time, particularly during industry upturns, vendors have extended lead times or limited the supply of required materials to us because of vendor capacity constraints and, consequently, we have experienced difficulty in obtaining acceptable materials on a timely basis. In addition, particularly during industry upturns, prices that we pay for materials may increase due to increased industry demand. This increase could negatively impact our operating results especially if we are unable to pass this cost on to our customers. In addition, increasing commodity prices have negatively impacted our supply purchases because our vendors have passed on the price increases to us. Further, if any of our vendors were to cease operations for any reason, we may experience difficulty in obtaining acceptable materials from alternative vendors on a timely, cost effective basis. For example, in the April 2004 quarter, an upstream vendor to one of our key suppliers announced the discontinuance of the production of metalized tape of a certain composition. This discontinuance forced our suppliers to send “end of life” notices to almost a dozen of its customers, several of whom were highly dependent on products assembled with the discontinued material.

Environmental, health and safety laws could impose material liability on us and our financial condition may be negatively affected if we are required to incur significant costs of compliance.

Our operations in China are required to comply with various Chinese environmental laws and regulations administered by the central and local government environmental protection bureaus, including any environmental rules introduced by the local Chinese governments in Dongguan, China. These laws impose controls on our air and water discharges, on the storage, handling, discharge and disposal of chemicals, and on employee exposure to hazardous substances and impose fees for the discharge of waste substances above prescribed levels, require the payment of fines for serious violations and provide that the Chinese national and local governments may at their own discretion close or suspend any facility which fails to comply with orders requiring it to cease or cure operations causing environmental damage. If these laws were to change, they could require us to incur costs to maintain compliance and could impose liability to remedy the effects of hazardous substance contamination. Stricter enforcement of existing laws, the adoption of new laws or regulations or our failure to comply with these laws or regulations could cause us to incur material liabilities and require us to incur additional expense, curtail our operations and restrict our ability to grow.

We do not anticipate making material environmental capital expenditures in connection with our current operations in our Dongguan, China facilities. However, we cannot predict whether future environmental, health and safety laws in China will require additional capital expenditures or impose other process requirements upon us, curtail our operations, or restrict our ability to expand our operations. We could be subject to material liabilities if the governments in China adopt new environmental, health and safety laws, we fail to comply with new or existing laws, or other issues relating to hazardous substances arise.

The implementation of new environmental regulatory legal requirements, such as lead free initiatives, could, and do, impact our product designs and manufacturing processes. The impact of such regulations on our product designs and manufacturing processes could, and do, affect the timing of compliant product introductions, the cost of our products as well as their commercial success. For example, a directive in the European Union banned the use of lead and other heavy metals in electrical and electronics equipment beginning July 1, 2006. As a result, our customers selling products in Europe began demanding products from component manufacturers, such as us, that do not contain these banned substances. Because most of our existing assembly processes utilize a tin-lead alloy as a soldering material in the manufacturing process, we changed some of our assembly processes and materials for specified products and we redesigned some of our assembly processes and products to use soldering that does not contain lead in response to this legislation. The redesign has required increased research and development costs and manufacturing and quality control costs. In addition, the products we assemble to comply with the new regulatory standards may not meet the same reliability levels as our products assembled with non-compliant materials and processes. If we are unable to successfully and timely redesign existing products and introduce new products that meet the standards set by environmental regulation and our customers, sales of our products could decline, which could materially adversely affect our business, financial condition and results of operations.

Some of our costs are denominated in foreign currencies and the continued depreciation of the U.S. dollar against such foreign currencies, including the Chinese Renminbi, could increase these costs.

While substantially all of our revenues are U.S. dollar denominated, a portion of our costs are denominated in other currencies, primarily Chinese Renminbi, Hong Kong dollars and, to a lesser extent, Japanese yen. The Hong Kong dollar historically has accounted for the largest share of our costs, but we are now increasingly exposed to the Chinese Renminbi. Because the exchange rate of the Hong Kong dollar to the U.S. dollar has remained close to the range varying between HK$7.75 per U.S. dollar and HK$7.85 per U.S. dollar since 2005, we have not experienced significant foreign exchange gains or losses associated with that currency. However, the Hong Kong government could change the trading band at HK$7.75 to HK$7.85 per U.S. dollar at any time. The depreciation of the U.S. dollar against the Hong Kong dollar would generally increase our Hong Kong dollar expenses, which could have an adverse effect on our financial condition and results of operations.

Additionally, our exposure to fluctuations in the value of the Chinese Renminbi has significantly increased due to the completed move of our manufacturing facilities to Dongguan, China. From 1994 to July 2005, the conversion of Renminbi into foreign currencies, including Hong Kong and U.S. dollars, was based on rates set by the People’s Bank of China, which were set daily based on the previous day’s interbank foreign market exchange rate and current exchange rates on the world financial markets. As a result, the exchange rate of the Renminbi to the U.S. dollar was previously substantially pegged or fixed. On July 21, 2005 the government of China announced that the exchange rate of the Renminbi was being appreciated against the U.S. dollar and that the Renminbi would henceforth have a more flexible exchange rate within a narrow band that would float against a basket of foreign currencies. However, the Chinese government may decide to change or abandon this policy at its sole discretion at any time in the future. As of January 31, 2008, the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York was RMB7.1818 to $1.00 as compared with RMB7.7714 to $1.00 as of January 31, 2007. This appreciation of the Renminbi against the U.S. dollar and any further appreciation in the exchange rate of the Renminbi against the U.S. dollar will increase our costs relating to our Dongguan, China operations.

We may experience seasonality in the sales of our products, which could cause our operating results to be adversely impacted.

We may experience a decline in business activity during the Lunar New Year and China’s National Day, which are major holidays celebrated in China. Many businesses within China are closed for a period of approximately 10 days around the Lunar New Year, which occurs in January or February of each year, and China’s National Day, which begins on October 1 of each year. This could lead to decreased sales during the fiscal quarters in which the Lunar New Year and China’s National Day fall. We expect that as we conduct our business in China, we will experience seasonality, although it is difficult for us to evaluate the degree to which seasonality may affect our business in future periods. In addition, we typically experience a slight decline in business activity in the period from the middle of our first fiscal quarter through the beginning of our second fiscal quarter of each year (approximately June through August).

We have in the past been, and may in the future be, in default or otherwise out of compliance with the covenants and conditions in the agreements governing our debt.

As we continue to face commercial business challenges, we have occasionally been in default or otherwise been out of compliance with the covenants and conditions in the agreements governing our debt. Such defaults have been cured or otherwise remedied by obtaining amendments or waivers from our creditors. However, we cannot assure you that we will not have additional defaults in the future or that we will be able to obtain any necessary amendments or waivers to cure additional defaults in a timely manner or at all. The occurrence of a default or the failure to obtain any necessary amendment or waiver could have a material adverse effect on our business, financial condition and results of operations. In addition, these difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and cause us to seek to undertake a restructuring of our obligations with our creditors, and we cannot give assurances that we would be able to accomplish a restructuring on commercially reasonable terms, if at all.

On August 1, 2007, we did not pay the regularly scheduled interest payment of approximately $7.0 million on our 9.25% senior notes due 2011. We subsequently paid such interest payment, including accumulated penalty interest, on August 28, 2007 which is within the 30-day grace period permitted under the Indenture governing our 9.25% senior notes due 2011.

We issued Series A Preferred Shares and warrants in connection with the preferred shares financing arrangement, warrants in connection with the purchase money loan facility with our two principal shareholder groups, warrants in connection with amending the purchase money loan facility and warrants in connection with the recently approved amendments to the Indenture governing our 9.25% senior notes due 2011, which, along with other securities issuances of our company, can have a significant dilutive effect upon our shareholders.

In July 2005, we entered into a settlement agreement with Freescale, the former semiconductor products division of Motorola with whom we had an intellectual property infringement dispute. In connection with the settlement agreement, we issued to Freescale a five-year warrant to purchase 10,937,500 of our ordinary shares, which is the equivalent of 729,167 ADSs, at an exercise price of $0.16 per ordinary share (equivalent to $2.40 per ADS). See “Item 4—Information on the Company—Business Overview—Legal Proceedings” in our annual report on Form 20-F for the fiscal year ended April 30, 2007 for further details.

As described in “Item 5—Operating and Financial Review and Prospects—Capital Expenditures and Material Financing Arrangements” in our annual report on Form 20-F for the fiscal year ended April 30, 2007, in October 2005, we completed our preferred shares financing arrangement and satisfied the conditions for the effectiveness of our purchase money loan facility with our two principal shareholder groups. We issued warrants in connection with the preferred shares commitment to two of our principal shareholder groups and to a member of the JPMP shareholder group in connection with the purchase money loan facility, and subsequently issued additional warrants in connection with the borrowing of the first tranche of funding under the purchase money loan facility to the lenders that funded the first tranche of loans. The holders can convert their Series A Preferred Shares into ordinary shares at any time prior to their maturity. The initial conversion price of the Series A Preferred Shares was $0.09 per ordinary share (equivalent to $1.35 per ADS), but was reset on October 31, 2006 to $0.065 per ordinary share (equivalent to $0.975 per ADS). The conversion price is subject to adjustment under anti-dilution provisions, including weighted average based anti-dilution protection in the event of issuance of certain equity securities, and shall be proportionally adjusted for share splits, dividends, recombinations and similar events. The warrants are exercisable at a price of $0.01 per ordinary share (equivalent to $0.15 per ADS), subject to adjustment for stock splits and certain other situations specified in the warrants. We have also issued additional Series A Preferred Shares and warrants in connection with our rights offering in 2006.

On August 23, 2007, we agreed to issue warrants for ordinary shares in connection with the amendment to our purchase money loan agreement, which was required as a condition to closing the solicitation of consents to amend our Indenture governing our 9.25% senior notes due 2011, as described below. On October 1, 2007, these warrants were issued to the lenders under the purchase money loan agreement, subject to certain conditions specified therein. These warrants would, in the aggregate, be exercisable for a total of approximately 4.6% of ASAT Holding’s total outstanding ordinary shares on a fully diluted basis (inclusive of ordinary shares issuable upon exercise of warrants to the holders themselves and which ASAT Holdings will grant to the eligible holders of our 9.25% senior notes due 2011). The warrants have an exercise price of $0.01 per ordinary share and will expire on February 1, 2011, subject to adjustment as provided in the warrants and the other terms and conditions contained therein. These warrants and the ordinary shares into which they will be exercisable are not registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and will be issued in a private transaction under Regulation D and/or in an offshore transaction under Regulation S. Unless the warrants and ordinary shares are registered in the future, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

On August 27, 2007, we agreed to issue warrants for ordinary shares in connection with the amendment of the Indenture governing our 9.25% senior notes due 2011. On October 1, 2007, these warrants were issued to eligible holders of our 9.25% senior notes due 2011 who consented to our solicitation of consents ending August 23, 2007 to amend the Indenture governing our 9.25% senior notes due 2011, subject to certain conditions specified therein. These warrants would, in the aggregate, be exercisable for a total of approximately 4.6% of ASAT Holding’s total outstanding ordinary shares on a fully diluted basis (inclusive of ordinary shares issuable upon exercise of warrants to the holders themselves and which ASAT Holdings will grant to the lenders under its purchase money loan agreement). The warrants have an exercise price of $0.01 per ordinary share and will expire on February 1, 2011, subject to adjustment as provided in the warrants and the other terms and conditions contained therein. These warrants and the ordinary shares into which they will be exercisable are not registered under the Securities Act, or any state securities laws, and will be issued in a private transaction under Regulation D and/or in an offshore transaction under Regulation S. Unless the warrants and ordinary shares are registered in the future, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

If holders convert the Series A Preferred Shares or exercise any of the foregoing warrants, we will issue additional ordinary shares, and such issuances will be dilutive to our holders of ordinary shares and ADSs.

In addition, we have the option to pay the semiannual dividend due on our outstanding Series A Preferred Shares in our ordinary shares, and we have done so for each dividend payment date thus for. On March 15, 2006, we paid the dividend by issuing 11.15 ordinary shares per Series A Preferred Share and 3,345,054 ordinary shares in the aggregate to members of the investor group and Everwarm Limited, a wholly owned subsidiary of QPL. On September 15, 2006, we paid the dividend by issuing 36.73 ordinary shares per Series A Preferred Share and 11,020,338 ordinary shares in the aggregate to members of the investor group and Everwarm Limited, and issuing 9.97 ordinary shares per Series A Preferred Share and 97,706 ordinary shares in the aggregate to holders of Series A Preferred Shares who subscribed to our rights offering, all in accordance with the terms of our Series A Preferred Shares. On March 15, 2007, we paid the dividend by issuing 26.74 ordinary shares per

Series A Preferred Share and 8,021,906 ordinary shares in the aggregate to members of the investor group and Everwarm Limited, and issuing 26.74 ordinary shares per Series A Preferred Share and 262,025 ordinary shares in the aggregate to holders of Series A Preferred Shares who subscribed to our rights offering, all in accordance with the terms of our Series A Preferred Shares. On September 15, 2007, we paid the dividend by issuing 84.84 ordinary shares per Series A Preferred Share and 25,452,045 ordinary shares in the aggregate to members of the investor group and Everwarm Limited, and issuing 84.84 ordinary shares per Series A Preferred Share and 825,876 ordinary shares in the aggregate to holders of Series A Preferred Shares who subscribed to our rights offering, all in accordance with the terms of our Series A Preferred Shares. Future dividend payments on the Series A Preferred Shares in such shares or our ordinary shares, including our planned distribution of ordinary shares with respect to our semiannual dividend due on March 15, 2008, will be dilutive to holders of ordinary shares or ADSs. In addition, if such shareholders sell substantial amounts of their ADSs in the public market during a short period of time, prices of these securities may decline significantly.

If we receive other than an unqualified opinion on the adequacy of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 or identify other issues in our internal controls, or if we are unable to deliver accurate and timely financial information, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the market price of our ADSs.

Section 404 of the Sarbanes-Oxley Act of 2002 requires a public company to include a report of management on the company’s internal control over financial reporting in their annual reports on Form 20-F that contains an assessment by management of the effectiveness of the company’s internal control over financial reporting. Because we qualify as a non-accelerated filer under SEC rules and regulations, such report of management will not be required until the end of our fiscal year ended April 30, 2008. In May 2007, the Public Company Accounting Oversight Board (“PCAOB”) approved Auditing Standard No. 5 “An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements,” or Auditing Standard No. 5, which supersedes PCAOB Auditing Standard No. 2 “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In the same month, the SEC approved the issuance of interpretive guidance regarding management’s evaluation and assessment of internal control over financial reporting. Under Auditing Standard No. 5, auditors are only required to provide one opinion on the effectiveness on internal controls (i.e., eliminating the requirement for an auditor’s opinion on management assessment). We are currently implementing a number of measures intended to meet the foregoing objectives with respect to internal controls, delivery of financial information, and compliance with Section 404, and we will need to make significant improvements in our internal controls on an ongoing basis to accomplish these objectives.

We have had major changes in our financial management, including the resignation of a former Chief Financial Officer in June 2006, former Chief Executive Officer and Acting Chief Financial Officer on September 1, 2006 and former Acting Chief Financial Officer on June 17, 2007. Although we have appointed our permanent Chief Financial Officer on June 18, 2007, we cannot assure you that we will be able to retain him. Although we are currently in the process of searching for a permanent Chief Executive Officer, we cannot assure you that we will be able to attract and retain a permanent Chief Executive Officer and this may impact our ongoing efforts to attain compliance with the Section 404 requirements. Significant resources have been, and may continue to be, required to implement and maintain effective controls and procedures in order to remedy control deficiencies. For example, we have hired, and may need to continue to hire, additional employees and outside consultants with accounting and financial reporting expertise and may need to provide further training for our existing employees. If additional personnel are needed, we cannot assure you that we will be able to recruit qualified personnel in a timely and cost-efficient manner to meet our requirements.

We are in the process of conducting a comprehensive review of our financial and accounting systems and our internal controls and procedures. We cannot assure you that our ongoing review will not identify additional control deficiencies or that we will be able to implement improvements to our internal controls in a timely manner. If any identified control deficiencies are not remedied or were to reoccur, if we fail to implement improvements in our internal controls in a timely manner, or if we fail to otherwise attain compliance with the Section 404 requirements, our ability to assure timely and accurate financial reporting may be adversely affected. In addition, as a result of these reviews or otherwise, we cannot assure you that we will not need to make adjustments to any current period operating results or to operating results that have been previously publicly announced or otherwise experience an adverse affect on our operating results, financial condition or business. Moreover, if our independent auditors interpret the Section 404 requirements and the related rules and regulations differently from us or if our independent auditors are not satisfied with our internal controls over financial reporting or with the level at which it is documented, tested or monitored, they may issue a qualified opinion. Any of the foregoing could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could cause the market price of our ADSs to decline.

Outbreaks of epidemics and communicable diseases in Hong Kong, China and other parts of Asia may disrupt our business operations, causing us to lose customers and revenue.

In early calendar year 2003, China, Hong Kong and certain other countries, largely in Asia, experienced the spread of the Severe Acute Respiratory Syndrome (“SARS”) virus. The SARS virus was believed to have first originated in Southern China and then spread to Hong Kong before becoming an international health concern. The World Health Organization and several countries issued travel warnings against international travel to Hong Kong, China and several other Asian nations during the period of the alert. This severely curtailed customer visits to our facilities. In addition, we have been unable to obtain insurance coverage at commercially reasonable rates for business interruptions resulting from the spread of communicable diseases. In that regard, there can be no assurance that the SARS virus and/or a different or even more virulent virus will not make a reappearance in the future. If such an outbreak were to occur in Hong Kong and China, and if the outbreak were to be prolonged, uncontrolled and/or associated with high mortality, our operations could be severely impacted, such as through plant closures and the imposition of other emergency measures, any of which would have material adverse effect on our financial condition and results of operations. Furthermore, any outbreak in any of our premises or manufacturing plants could result in our management and employees being quarantined and our operations being required to be suspended.

U.S. investors in the Company could suffer adverse tax consequences if we are characterized as a Passive Foreign Investment Company

Based in part on the Company’s projections and estimates of the composition, nature and value of the Company’s assets, and the sources and nature of the Company’s income, the Company does not expect to be classified as a passive foreign investment company (“PFIC”) for US federal income tax purposes for the current taxable year or in the foreseeable future. However, the determination of whether the Company is a PFIC is made on an annual basis and will depend on the composition and nature of the Company’s income and the composition, nature and value of the Company’s assets from time to time. A non-US corporation will be considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. Since the market value of the Company’s assets may be determined in large part by the market price of the Ordinary Shares, which is likely to fluctuate and the composition of the Company’s income and assets will be affected by how, and how quickly, the Company spends any cash that is raised in any financing transaction, the Company may be a PFIC for any taxable year. If the Company is treated as a PFIC for any taxable year, such characterization could result in adverse US tax consequences to a US investor. For example, if the Company is a PFIC, a US investor will become subject to increased tax liabilities under US tax laws and regulations upon a disposition of the ADSs or ordinary shares or upon the receipt of certain distributions and will be subject to increased reporting requirements.

Certain U.S. investors in our company could suffer adverse tax consequences if we are characterized as a controlled foreign corporation for U.S. federal income tax purposes.

Generally, we will be a controlled foreign corporation (“CFC”) if more than 50% of the total combined voting power of all classes of our shares or the total value of our shares is owned, actually or constructively, by

U.S. 10% Shareholders. A “U.S. 10% Shareholder” is a citizen or resident of the United States, a domestic partnership, a domestic corporation, or a estate or trust other than a foreign estate or trust which owns, actually or constructively, 10% or more of the total combined voting power of all classes of our shares. If we are a CFC and you are a U.S. 10% Shareholder with respect to us, your investment could be materially adversely affected because you must include in your gross income for U.S. tax purposes your pro rata share of our “Subpart F income” and our earnings invested in U.S. property, regardless of whether we actually distribute such amounts. In addition, if you are or were a U.S. 10% Shareholder at any time during the five-year period ending with a sale or other taxable disposition of our common shares by you, gain from such disposition will be treated as ordinary income to the extent of our earnings and profits. If we are both a PFIC and a CFC, special rules may apply.

We do not believe that we currently are a CFC. However, the principles for applying the tests described above are not entirely clear and this determination is based on factors beyond our control, such as the identity of our shareholders, and in the case of our shareholders treated as pass-through entitles for U.S. federal income tax purposes, the identity of the owners of such entities. Accordingly, there can be no assurance that we will not be considered a CFC for the current or any future taxable year. See “Taxation—United States Federal Income Taxation—Taxation of U.S. Holders—Controlled Foreign Corporation.”

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Cayman Islands Companies Law (as amended) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. public company.

You may have difficulty enforcing judgments obtained against us.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, most of our directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or China would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state and it is uncertain whether such Cayman Islands or Chinese courts would be competent to hear original actions brought in the Cayman Islands or China against us or such persons predicated upon the securities laws of the United States or any state. See “Enforcement of Civil Liabilities.”

FORWARD-LOOKING STATEMENTS

This document contains statements and information that involve risks, uncertainties and assumptions. These statements and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are all statements that concern plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact, including, but not limited to, those that are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” and similar expressions. Risks and uncertainties that could affect us include, without limitation, dependence on the highly cyclical nature of the semiconductor industry, our ability to rapidly develop and successfully bring to market advanced technologies and services, the concentration of our business in the communications sector, the incurrence of significant capital expenditures for manufacturing technology and equipment, the success of operating our assembly and test facilities in Dongguan, China, the ability to employ and retain management and staff employees, our high debt leverage, our ability to service our debt obligations and the restrictive covenants contained in the agreements governing our indebtedness, fluctuating demand and continuous downward pressure on selling prices in the semiconductor industry, low capacity utilization rates, loss of a large customer, weaknesses in global economies, natural disasters, losses of power to our facilities in Dongguan, China, volatility in the market price of our ADSs, including the effects of the adjustment to our ADS ratio, delisting of our ADSs, environmental regulation, fluctuation in foreign currencies, uncertainty as to demand from our customers over both the long-term and short-term, competitive pricing and declines in average selling prices we experience, the timing and volume of orders relative to our production capacity, complexity in our assembly processes, the availability of financing, competition and the greater operating and financial resources of competitors, ability to successfully complete potential acquisitions and integrate other parties into our business, dependence on raw material and equipment suppliers, ability to transfer funds to and from our Chinese operating subsidiary, seasonality in sales of our products and the enforcement of intellectual property rights by or against us. Should one or more of such risks and uncertainties materialize, or should any underlying assumption prove incorrect, actual outcomes may vary materially from those indicated in the applicable forward-looking statements. Any forward-looking statement or information contained in this document speaks only as of the date the statement was made.

All of our forward-looking statements made herein and elsewhere are qualified in their entirety by the risk factors discussed in the section entitled “Risk Factors.” These risk factors describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement. We do not intend to update or revise any forward-looking statements made herein to reflect actual results or changes in assumptions, future events or otherwise. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

REASONS FOR THE OFFER AND USE OF PROCEEDS

This prospectus will be used by the selling shareholders identified in the prospectus to resell ADSs representing their ordinary shares. The selling shareholders will receive all of the proceeds from the shares to be sold in this offering. In connection with the private placement and our purchase money loan facility, we have agreed to register the resale of the ADSs representing ordinary shares offered by this prospectus.

PRICE RANGE OF ADSs

Our ordinary shares trade in the form of ADSs evidenced by American Depositary Receipts (“ADRs”). Our ADSs are quoted on the Nasdaq Capital Market under the symbol “ASTT.” Information relating to our ADSs has been restated to give effect to the ADS ratio change from one ADS for every five ordinary shares to one ADS for every 15 ordinary shares effective December 22, 2006. The Bank of New York acts as the depositary of our ADSs. The table below presents the high and low closing prices for our ADSs traded on the Nasdaq Global Market or the Nasdaq Capital Market, as applicable, for the periods presented.

	Price per ADS on Nasdaq Global Market or Nasdaq Capital Market
	High ($)	Low ($)
Annually Highs and Lows
Fiscal Year Ended April 30,
2003	$5.91	$1.05
2004	13.80	1.26
2005	7.38	2.64
2006	3.84	1.65
2007	3.21	0.60

Quarterly High and Lows
Fiscal Year Ended April 30, 2006
First Quarter	$3.24	$2.34
Second Quarter	2.61	1.65
Third Quarter	3.84	1.77
Fourth Quarter	3.72	2.64

Fiscal Year Ended April 30, 2007
First Quarter	$3.21	$1.50
Second Quarter	1.62	0.60
Third Quarter	2.37	1.32
Fourth Quarter	2.02	0.92

Fiscal Year Ended April 30, 2008
First Quarter	$1.42	$0.77
Second Quarter	1.33	0.39
Third Quarter	1.34	0.56
Fourth Quarter (through February 28, 2008)	0.64	0.39

Monthly Highs and Lows (most recent six months)
September 2007	$0.81	$0.40
October 2007	1.33	0.75
November 2007	1.34	0.91
December 2007	1.00	0.66
January 2008	0.83	0.56
February 2008 (through February 28, 2008)	0.64	0.39

Following the offering of our ADSs in July 2000, our ADSs were quoted on the Nasdaq Global Market (formerly the Nasdaq National Market) until June 2003. On June 26, 2003, as we did not meet the listing requirements for the Nasdaq Global Market, Nasdaq approved our application to transfer to the Nasdaq Capital Market (formerly the Nasdaq SmallCap Market), where our ADSs were quoted from July 1, 2003 to April 12, 2004. On April 12, 2004, the ADSs once again became quoted on the Nasdaq Global Market. On November 28, 2005, as we again did not meet the listing requirements for the Nasdaq Global Market, Nasdaq approved our application to transfer to the Nasdaq Capital Market, effective November 30, 2005. Our ADSs currently trade on the Nasdaq Capital Market, although we have been notified by Nasdaq that it intends to delist our ADSs for failure to comply with certain listing requirements. For additional information, please see “Prospectus Summary —Recent Developments” and “Risk Factors—The market price of our ADSs may be volatile and you may not be able to resell your ADSs at or above the price you paid, or at all. In addition, the liquidity of the ADSs may also be adversely affected by delisting if we cannot meet Nasdaq Capital Market listing requirements.”

All of the ordinary shares issued and outstanding are registered shares and not bearer shares, are fully paid, duly authorized and validly issued and have a par value $0.01 per share. There is no public trading market for our ordinary shares.

DIVIDEND POLICY

Our policy is not to pay dividends on our ordinary shares or our ADSs for the foreseeable future. Furthermore, our ability to pay dividends will be restricted by the covenants of the Indenture governing our 9.25% senior notes due 2011, our purchase money loan agreement, our other debt agreements and foreign law and exchange restrictions.

Our Series A Preferred Shares are entitled to a semi-annual dividend equal to 13% of the purchase price therefor, or $50, payable in arrears on March 15 and September 15. Such dividends are payable, at our option, in cash unless payment in cash is prohibited by law or by the terms of our debt instruments, or in additional Series A Preferred Shares or ordinary shares of the Company.

On March 15, 2006, we paid the semiannual dividend due on our outstanding Series A Preferred Shares. We paid the dividend in our ordinary shares, issuing 11.15 of our ordinary shares per Series A Preferred Share and 3,345,054 ordinary shares in the aggregate to members of the investor group and Everwarm Limited, a wholly-owned subsidiary of QPL. On September 15, 2006, we paid the next semiannual dividend due on our outstanding Series A Preferred Shares. We paid the dividend in our ordinary shares, issuing 36.73 ordinary shares per Series A Preferred Share and 11,020,338 ordinary shares in the aggregate to members of the investor group and Everwarm Limited, and issuing 9.97 ordinary shares per Series A Preferred Share and 97,706 ordinary shares in the aggregate to holders of Series A Preferred Shares who subscribed to our rights offering, all in accordance with the terms of our Series A Preferred Shares. On March 15, 2007, we paid semiannual dividend due on our outstanding Series A Preferred Shares. We paid the dividend in our ordinary shares, issuing 26.74 ordinary shares per Series A Preferred Share and 8,021,906 ordinary shares in the aggregate to members of the investor group and Everwarm Limited, and issuing 26.74 ordinary shares per Series A Preferred Share and 262,025 ordinary shares in the aggregate to holders of Series A Preferred Shares who subscribed to our rights offering, all in accordance with the terms of our Series A Preferred Shares. On September 15, 2007, we paid semiannual dividend due on our outstanding Series A Preferred Shares. We paid the dividend in our ordinary shares, issuing 84.84 ordinary shares per Series A Preferred Share and 25,452,045 ordinary shares in the aggregate to members of the investor group and Everwarm Limited, and issuing 84.84 ordinary shares per Series A Preferred Share and 825,876 ordinary shares in the aggregate to holders of Series A Preferred Shares who subscribed to our rights offering, all in accordance with the terms of our Series A Preferred Shares. Future dividend payments on the Series A Preferred Shares in such shares or our ordinary shares will be dilutive to holders of ordinary shares or ADSs. In addition, if such shareholders sell substantial amounts of their ADSs in the public market during a short period of time, prices of these securities may decline significantly. See “Risk Factors—We issued Series A Preferred Shares and warrants in connection with the preferred shares financing arrangement, warrants in connection with the purchase money loan facility with our two principal shareholder groups, warrants in connection with amending the purchase money loan facility and warrants in connection with the recently approved amendments to the Indenture governing our 9.25% senior notes due 2011, which, along with other securities issuances of our company, can have a significant dilutive effect upon our shareholders.”

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth unaudited debt and shareholders’ deficit of ASAT Holdings on a consolidated basis as of October 31, 2007 on an actual basis.

You should read the capitalization data set forth in the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Three Months and Six Months Ended October 31, 2007 and 2006” in our report on Form 6-K for the quarter ended October 31, 2007 as filed with the SEC on January 30, 2008, and our condensed consolidated financial statements and the notes thereto, incorporated by reference in this prospectus.

As of October 31, 2007
(unaudited) (in thousands)
Debt:
Debt(1)	$166,062

Series A Redeemable Convertible Preferred Shares ($0.01 par value, 1,000,000 shares authorized, 309,799 shares issued and outstanding, actual)	6,487

Shareholders’ equity:
Ordinary Shares ($0.01 par value, 2,999,000,000 ordinary shares authorized; 737,753,564 ordinary shares issued, 730,700,564 ordinary shares outstanding, actual)(2)	7,378
Less: Repurchase of shares at par	(71)
Additional paid-in capital	248,571
Accumulated other comprehensive loss	(150)
Accumulated deficit	(352,130)
Total shareholders’ deficit	(96,402)

Total capitalization(3)	$76,147

(1)	As of October 31, 2007, debt consisted of our 9.25% senior notes due 2011, purchase money loan, capital lease obligations, advance payment from a customer and approximately $3.9 million in loans made under a revolving credit facility from a Chinese bank. As of the date of this prospectus, we have drawn down an aggregate of $5.1 million in loans from our RMB150 million revolving credit facility and have settled the advance payment from a customer of $1 million.
(2)	The number of ordinary shares outstanding as of October 31, 2007 excludes (i) 36,508,245 ordinary shares (equivalent to 2,433,883 ADSs) issuable upon exercise of options to purchase ordinary shares outstanding as of October 31, 2007, with a weighted average exercise price of $0.15 per ordinary share (equivalent to $2.32 per ADS) (on August 29, 2003, options for 32,948,550 ordinary shares (equivalent to 2,196,570 ADSs) were granted under the Employee Stock Option Exchange Program at an exercise price of $4.32 per ADS to those participants who were still employed by us on that date (all newly granted options have the same vesting schedules as the cancelled options, for details, please refer to “Item 6—Directors, senior Management and Employees—Stock Option Plan” in our annual report on Form 20-F for the fiscal year ended April 30, 2007); and (ii) 123,595,620 ordinary shares (equivalent to 8,239,708 ADSs) issuable upon exercise of warrants outstanding as of October 31, 2007, with a weighted average exercise price of $0.03 per ordinary share (equivalent to $0.48 per ADS).
(3)	Total capitalization equals total debt plus total shareholders’ deficit.
(4)	Other than the change in the draw down amount under our RMB150 million revolving credit facility and the settlement of the advance payment from a customer mentioned in footnote (1) above, there has been no material change in the capitalization and indebtedness of our company since October 31, 2007.

INTERESTS OF EXPERTS AND COUNSEL

None.

SELLING SHAREHOLDERS

We originally issued the Series A Preferred Shares and the warrants exercisable for ordinary shares in a private placement in October 2005 and warrants exercisable for ordinary shares pursuant to our purchase money loan facility in October 2005 and January 2006. Selling shareholders may offer and sell the ADSs representing ordinary shares issuable upon conversion of their Series A Preferred Shares, issued in payment of dividends on their Series A Preferred Shares (including upon conversion of Series A Preferred Shares paid as such dividends) and upon exercise of their warrants pursuant to this prospectus.

The following contains information as of February 11, 2008 with respect to the selling shareholders and the number of ordinary shares beneficially owned by each selling shareholder that may be offered using this prospectus, and the number of ordinary shares beneficially owned and the respective percentage ownership by each selling shareholder assuming the sale of all ordinary shares offered in this prospectus.

Name of Holder	Number of Shares Beneficially Owned Prior to the Offering(1)	Percentage of Outstanding Shares(1)	Number of Shares Registered for Sale Hereby(2)	Number of Shares Beneficially Owned After the Offering(1)(3)	Percentage of Shares Beneficially Owned After the Offering(3)
JPMP Master Fund Manager, L.P. related funds:
Asia Opportunity Fund, L.P.(1)	232,557,531	28.1%	84,678,074	147,879,457	14.4%
Chase Asia Investment Partners II (Y), LLC(1)	93,136,567	12.1%	33,913,030	59,223,537	5.9%
CAIP Co-Investment Fund Parallel Fund (I) C.V.(1)	22,577,833	3.0%	8,221,089	14,356,744	1.4%
CAIP Co-Investment Fund Parallel Fund (II) C.V.(1)	15,051,580	2.0%	5,480,418	9,571,162	1.0%

Sub-total	363,323,511	41.2%	132,292,611	231,030,900	22.3%
Olympus Capital Holdings Asia related funds(4)(5)	108,948,240	14.3%	37,679,740	71,268,500	7.1%
QPL International Holdings Limited(6)(7)	437,304,162	51.1%	149,304,162	288,000,000	28.7%

Total	909,575,913		319,276,513	590,299,400

(1)	The amount of shares reported consists of ordinary shares owned by Asia Opportunity Fund, L.P. (“Asia Fund”), Chase Asia Investment Partners II (Y), LLC (“CAIP”), CAIP Co-Investment Fund Parallel Fund (I) C.V. (“CAIP Parallel I”) and CAIP Co-Investment Fund Parallel Fund (II) C.V. (“CAIP Parallel II” and collectively with Asia Fund, CAIP and CAIP Parallel I, the “J.P. Morgan Entities”). The principal business of the J.P. Morgan Entities is in investments. The sole member of CAIP is J.P. Morgan Asia Investment Partners, L.P. (“JPM Investment”), whose general partner is J.P. Morgan Asia Equity Partners, L.P. (“JPM Equity”). The general partner of each of the Asia Entities is Asia Opportunity Company (“Asia Opportunity”), a wholly owned subsidiary of JPM Equity. The general partners of JPM Equity are JPMP Asia Equity Company, a Cayman Islands exempted company and wholly owned subsidiary of JPMP Master Fund Manager, L.P., whose general partner is JPMP Capital Corp., a wholly owned subsidiary of JPMorgan Chase & Co., a publicly traded company, and Liu Asia Equity Company, a Cayman Islands exempted company. This calculation is based on Rule13d-3 of the Securities Exchange Act using 731,130,443 ordinary shares outstanding as of February 11, 2008 and any Series A Preferred Shares, warrants or options convertible into ordinary shares within 60 days from that day for that particular holder. In calculating this amount, we treated as outstanding (a) the number of ordinary shares issuable upon conversion of the holder’s Series A Preferred Shares, (b) the number of ordinary shares issuable upon the exercise of all of the warrants held by that particular holder and (c) the number of ordinary shares issuable upon exercise of all the options held by that particular holder. However, we did not assume the conversion of any other holder’s Series A Preferred Shares or the exercise of any other holder’s warrants or options. The addresses of the shareholders are as follows:

Asia Fund : c/o W.S. Walker & Company, Walker House, P.O. Box 265, Mary Street, George Town, Grand Cayman, Cayman Island

CAIP : c/o JPMP Capital Corp., 270 Park Avenue, New York, NY 10017

CAIP Parallel I : Rokin 55, 1012 KK, Amsterdam, Netherlands

CAIP Parallel II : Rokin 55, 1012 KK, Amsterdam, Netherlands

(2)	Assumes the exercise of all of the holder’s warrants which were issued in October 2005 and January 2006. However, the number of ordinary shares issuable upon conversion of the Series A Preferred Shares and the exercise of such warrants is subject to adjustment. As a result, the number of ordinary shares issuable upon conversion of the Series A Preferred Shares and the exercise of the warrants may increase or decrease in the future. In addition, we will file post-effective amendments to allocate shares registered hereby that are paid as dividends on the Series A Preferred Shares.
(3)	Assumes the sale of all ordinary shares that may be sold in the offering and the exercise of warrants held by that particular holder which were granted in 2007 (the ordinary shares receivable upon exercise of such warrants are not being offered in this offering).
(4)

Olympus Capital Holdings Asia, an investment management firm, is a company limited by shares organized under the laws of the Cayman Islands. Olympus Capital Holdings Asia serves as investment manager of Olympus-ASAT II, L.L.C. As such, Olympus Capital Holdings Asia has the sole power to vote, or direct the vote, and the sole power to dispose of, or direct the disposition of, all of the ordinary shares held of record by this entity. The address of Olympus Capital is 153 East, 53rd Street, 45/F., New York, NY 10022, USA.

(5)	Daniel R. Mintz, Director, Funding Managing Director and President of Olympus Capital Holdings Asia (“Olympus Capital”), Lawrence S. Miao, Director, Founding Managing Director and Vice President of Olympus Capital, Frederick J. Long, Director, Founding Managing Director and Vice President of Olympus Capital, and Jeffrey E. Glat, Managing Director, Chief Financial Officer, Secretary and Treasurer of Olympus Capital, are the control persons and executive officers of Olympus Capital, the entity which has the power to vote, or direct the vote, and the sole power to dispose of, or direct the disposition of, all of the Ordinary Share held of record by Olympus-ASAT II, L.L.C.
(6)	The ordinary shares are held by The Industrial Investment Company Limited, QPL (US) Inc. (formerly Worltek International Limited) and Everwarm Limited, wholly owned subsidiaries of QPL, and the Series A Preferred Shares are held by Everwarm Limited. The principal business of QPL International Holdings Limited is manufacturing and sale of integrated circuit leadframes, heatsinks and stiffeners. QPL’s predecessor company, QPL (Holdings) Ltd., was formed in 1981 under the name of Quality Platers Limited. In 1989, QPL (Holdings) Ltd. undertook a group reorganization scheme whereby its listing was replaced by QPL International Holdings Limited which was incorporated in Bermuda in 1989. The addresses of the shareholders are as follows:

The Industrial Investment Company Limited : Caledonia House, Mary Street, P.O. Box 1043, George Town, Grand Cayman, Cayman Islands

QPL (US) Inc.: 1280 Space Park Way, Suite 104, Mountain View, California 94043, USA

Everwarm Limited: 3rd Floor, Omar Hodge Building, Wickhams Cay I, P.O. Box 362, Road Town, Tortola, British Virgin Islands

QPL: Unit F, 17 Floor, CDW Building, 388 Castle Peak Road, Tsuen Wan, New Territories, Hong Kong
(7)	In his most recently filed statement on Schedule 13D, Mr. Tung Lok Li, one of our directors, stated that he may be deemed to have voting or investment power over these securities. See “—Directors and Executive Officers” below.

We prepared this table based on information supplied to us by the selling shareholders named in the table. The selling shareholders listed in the table above may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act some or all of their Series A Preferred Shares, warrants or underlying ordinary shares since the date on which the information in the above table is presented. Information about the selling shareholders may change over time.

No estimate can be given as to the number of ADSs that will be held by any selling shareholder after completion of this offering because the selling shareholders may offer all or some of the ADSs and because we are not aware of any agreements, arrangements or understandings with respect to the sale of any of the shares. We will file prospectus supplements or post-effective amendments from time to time to update the chart above to reflect additional ADSs that may be sold by the selling shareholders as a result of the payment of dividends on the Series A Preferred Shares.

The selling shareholders have material relationships with ASAT Holdings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Three Months and Six Months Ended October 31, 2007 and 2006—Capital Expenditures and Material Financing Arrangements—Material Financing Arrangements” in our report on Form 6-K for the quarter ended October 31, 2007 as filed with the SEC on January 30, 2008.

Directors and Executive Officers

Other than Mr. Tung Lok Li, none of our directors or executive officers individually beneficially owns more than 1% of our outstanding ordinary shares. Mr. Tung Lok Li, one of our directors and our Acting Chief Executive Officer, beneficially owns approximately 38.1% of QPL, which in turn indirectly owns approximately

311,919,662 ordinary shares through its wholly owned subsidiaries or approximately 42.7% of ASAT Holdings’ ordinary shares. QPL also beneficially owns certain Series A Preferred Shares convertible into 115,384,500 ordinary shares and warrants exercisable for an aggregate of 10,000,000 ordinary shares as of February 11, 2008. In his most recently filed amendment to his statement on Schedule 13D, Mr. Li stated that he may be deemed to be the beneficial owner of the 311,919,662 ordinary shares held by QPL pursuant to Rule 13d-3 of the Exchange Act. In addition, Mr. Li beneficially owns 96,534 ADSs, which is equivalent to 1,448,010 ordinary shares, and owns stock options for 2,500,000 ordinary shares, which is equivalent to 166,666 ADSs, at an exercise price of $4.32 per ADS with an expiration date on August 29, 2013. We are in the process of granting Mr. Tung Lok Li compensation for his services as the Acting CEO of our company in the form of a warrant which will be exercisable for an aggregate of up to 41.8 million ordinary shares at an exercise price of US$0.01 per share, subject to certain adjustments. The warrant will be exercisable with respect to 20.6 million ordinary shares immediately, with the remainder subject to certain vesting or performance criteria. The warrant will expire on February 1, 2011 and will be subject to adjustments and other terms and conditions contained therein.

Shareholders Agreement

The shareholders listed in the table above and certain other investors (referred to as the “shareholders” in this paragraph) entered into a shareholders agreement relating to transfers of ASAT Holdings’ ordinary shares, voting rights and other matters. Under the shareholders agreement, the shareholders agreed to vote their ordinary shares and take all action so that three directors on the board of director are appointed by Asia Opportunity Fund, L.P., three by QPL and three independent directors are individuals selected by Asia Opportunity Fund, L.P. and nominated by QPL for recommendation to the board of directors for approval and appointment by the board of directors, subject to decrease as their respective shareholding decreases. The agreement also limits the ability of shareholders to transfer their ordinary shares in ASAT Holdings, except with respect to sales to transfer to permitted transferees, sales on Nasdaq or on any other internationally recognized stock exchange on which the ordinary shares are listed, or through a registered public offering, in each case, subject to laws and regulations of the relevant jurisdiction. These share transfer restrictions include rights of first offer, tag along rights and the right of QPL, Asia Fund and CAIP to require the other shareholders to participate in a sale of ordinary shares to a third party if the per share purchase price meets a minimum threshold and if other conditions are met, as more fully described in the shareholders agreement. The investor group has signed an agreement generally to vote in unison. It is anticipated that upon completion of the grant of the new warrant to Mr. Tung Lok Li as described in the preceding paragraph, the shareholders agreement will be amended to add Mr. Li as a party who will be bound by its terms and conditions.

Registration Rights

Pursuant to the securities purchase agreement entered into in connection with the private placement of the Series A Preferred Shares in October 2005, as amended, modified, restated and supplemented, we agreed to file a registration statement to enable the resale by the purchasers of the ADSs representing ordinary shares issuable (1) upon conversion of the Series A Preferred Shares issued under the securities purchase agreement, (2) upon exercise of the warrants issued under the securities purchase agreement and (3) as dividends on the Series A Preferred Shares issued thereunder or upon conversion of Series A Preferred Shares paid as dividends thereon. We have agreed to use our reasonable best efforts to prepare and file with the Securities and Exchange Commission such amendments and supplements to the registration statement (and the prospectus that forms a part thereof) as may be necessary to keep it current and effective until the date that all ADSs registered thereunder have been sold or can be freely sold without any volume limitation under Rule 144 promulgated under the Securities Act. We may suspend the use of the registration statement in the circumstances described in the securities purchase agreement on no more than five occasions of not more than 90 days each, and up to 180 days in the aggregate, in any 12-month period. In addition, we have agreed to bear all expenses (other than underwriting discounts and commissions) in connection with the preparation, filing and maintenance of effectiveness of such registration statement.

Pursuant to our purchase money loan agreement, as amended, modified and supplemented, we agreed to file a registration statement to enable the resale by the lenders of the ADSs representing ordinary shares issuable upon exercise of the warrants issued under the purchase money loan agreement. We have agreed to use our reasonable best efforts to prepare and file with the Securities and Exchange Commission such amendments and supplements to the registration statement (and the prospectus that forms a part thereof) as may be necessary to keep it current and effective until the date that all ADSs registered thereunder have been sold or can be freely sold without any volume limitation under Rule 144 promulgated under the Securities Act. We may suspend the use of the registration statement in the circumstances described in the securities purchase agreement on no more than five occasions of not more than 90 days each, and up to 180 days in the aggregate, in any 12-month period. In addition, we have agreed to bear all expenses (other than underwriting discounts and commissions) in connection with the preparation, filing and maintenance of effectiveness of such registration statement.

Under the securities purchase agreement and the purchase money loan agreement, we have agreed to indemnify the selling shareholders for specified liabilities, including liabilities under the Securities Act, or to make contributions in respect of such liabilities.

TAXATION

We discuss below the material United States federal income tax and general Cayman Islands and Hong Kong tax consequences of the beneficial ownership and disposition of ADSs and ordinary shares. The following discussion is based upon laws and relevant interpretations thereof in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.

This discussion is not exhaustive of all possible tax considerations. In particular, this discussion does not address the tax consequences under state, local, and other foreign (e.g., non-U.S., non-Cayman, and non-Hong Kong) tax laws. Furthermore, your tax treatment as a holder of ADSs or ordinary shares may vary depending upon your particular situation, and some holders may be subject to special rules not discussed below.

United States Federal Income Taxation

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of ADSs or ordinary shares. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described below.

This discussion does not address state, local, or foreign tax consequences of the ownership and disposition of ADSs or ordinary shares. (See “Cayman Islands Taxation” and “Hong Kong Taxation” below.)

This summary is for general information only and does not address all aspects of the U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as: banks; financial institutions; insurance companies; dealers in stocks, securities, or currencies; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; tax-exempt organizations; real estate investment trusts; regulated investment companies; qualified retirement plans, individual retirement accounts, and other tax-deferred accounts; expatriates of the United States; persons subject to the alternative minimum tax; persons holding ADSs or ordinary shares as part of a straddle, hedge, conversion transaction, or other integrated transaction; persons who acquired ADSs or ordinary shares pursuant to the exercise of any employee stock option or otherwise as compensation for services; persons actually or constructively holding 10% or more of our voting stock; and U.S. Holders (as defined below) whose functional currency is other than the U.S. dollar.

This summary is directed solely to persons who hold their ADSs or ordinary shares as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment. For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of ADSs or ordinary shares that is any of the following:

•	a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust in existence on August 20, 1996 that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The term “Non-U.S. Holder” means a beneficial owner of ADSs or ordinary shares that is not a U.S. Holder. As described in “Taxation of Non-U.S. Holders” below, the tax consequences to a Non-U.S. Holder may differ substantially from the tax consequences to a U.S. Holder.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of ADSs or ordinary shares, the U.S. federal income tax consequences to a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of ADSs or ordinary shares that is a partnership and the partners in such partnership should consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of ADSs or ordinary shares.

Treatment of ADSs

As relates to the ADSs, this discussion is based in part upon the representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance to its terms.

Generally, a holder of ADSs will be treated as the owner of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if the holder exchanges ADSs for the underlying ordinary shares represented by those ADSs. The holder’s adjusted tax basis in the ordinary shares will be the same as the adjusted tax basis of the ADSs surrendered in exchange therefor, and the holding period for the ordinary shares will include the holding period for the surrendered ADSs.

Taxation of U.S. Holders

The discussion in “Distributions on ADSs or Ordinary Shares” and “Dispositions of ADSs or Ordinary Shares” below assumes that we will not be treated as a passive foreign investment company (“PFIC”) or a controlled foreign corporation (“CFC”) for U.S. federal income tax purposes. For a discussion of the rules that apply if we are treated as a PFIC or a CFC, see the discussion in “Passive Foreign Investment Company” and “Controlled Foreign Corporation” below.

Distributions on ADSs or Ordinary Shares

General. Subject to the discussion in “Passive Foreign Investment Company” below, if you actually or constructively receive a distribution on ADSs or ordinary shares, you must include the distribution in gross income as a taxable dividend on the date of your (or in the case of ADSs, the depositary’s) receipt of the distribution, but only to the extent of our current or accumulated earnings and profits, as calculated under U.S. federal income tax principles. Such amount must be included without reduction for any foreign tax withheld. Dividends paid by us will not be eligible for the dividends-received deduction allowed to corporations with respect to dividends received from certain domestic corporations. Dividends paid by us with respect to the ADSs may or may not be eligible for preferential rates applicable to qualified dividend income, as described below.

To the extent a distribution exceeds our current and accumulated earnings and profits, it will be treated first as a non-taxable return of capital to the extent of your adjusted tax basis in the ADSs or ordinary shares and thereafter as capital gain. Preferential tax rates for long-term capital gain may be applicable to non-corporate U.S. Holders.

Qualified Dividend Income. With respect to non-corporate U.S. Holders (i.e., individuals, trusts, and estates), for taxable years beginning before January 1, 2011, dividends that are treated as qualified dividend income (“QDI”) are taxable at a maximum tax rate of 15%. Among other requirements, dividends paid with respect to our ADSs generally will be treated as QDI if either (i) our ADSs are readily tradable on an established securities market in the United States, or (ii) we are eligible for the benefits of a comprehensive income tax treaty with the United States which includes an information exchange program and which is determined to be satisfactory by the U.S. Treasury. There is currently no income tax treaty in effect between the United States and the Cayman Islands. It is expected that our ADSs will be “readily tradable” as a result of being listed on the Nasdaq Capital Market. However, if we are delisted from the Nasdaq Capital Market, our ADSs will not be readily tradable and dividends will not be treated as QDI.

In addition, for dividends to be treated as QDI, we must not be a PFIC (as discussed below) for either the taxable year in which the dividend was paid or the preceding taxable year. We do not believe that we will be a PFIC for our current taxable year. However, please see the discussion under “Passive Foreign Investment Company” below. Additionally, in order to qualify for QDI treatment, you generally must have held the ADSs for more than 60 days during the 121-day period beginning 60 days prior to the ex-dividend date. However, your holding period will be reduced for any period during which the risk of loss is diminished.

Moreover, a dividend will not be treated as QDI to the extent you are under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. Since the QDI rules are complex, you should consult your own tax advisor regarding the availability of the preferential tax rates for dividends paid on ADSs or ordinary shares.

Foreign Currency Distributions. A dividend paid in foreign currency must be included in your income as a U.S. dollar amount based on the exchange rate in effect on the date such dividend is received, regardless of whether the payment is in fact converted to U.S. dollars. If the dividend is converted to U.S. dollars on the date of receipt, you generally will not recognize a foreign currency gain or loss. However, if you convert the foreign currency to U.S. dollars on a later date, you must include in income any gain or loss resulting from any exchange rate fluctuations. The gain or loss will be equal to the difference between (i) the U.S. dollar value of the amount you included in income when the dividend was received and (ii) the amount that you receive on the conversion of the foreign currency to U.S. dollars. Such gain or loss will generally be ordinary income or loss and U.S. source for U.S. foreign tax credit purposes.

In-Kind Distributions. Distributions to you of new ADSs or ordinary shares or rights to subscribe for new ADSs or ordinary shares that are received as part of a pro rata distribution to all of our shareholders will not be subject to U.S. federal income tax. The adjusted tax basis of the new ADSs or ordinary shares, or rights so received will be determined by allocating your adjusted tax basis in the old ADSs or ordinary shares between the old ADSs or ordinary shares and the new ADSs or ordinary shares or warrants based on their relative fair market values on the date of distribution. However, in the case of a distribution of rights to subscribe for ADSs or ordinary shares, the adjusted tax basis of the rights will be zero if the fair market value of the rights is less than 15% of the fair market value of the old ADSs or ordinary shares on the date of distribution and you do not make an election to determine the adjusted tax basis of the rights by allocation as described above. Your holding period for the new ADSs or ordinary shares or rights will generally include the holding period for the old ADSs or ordinary shares on which the distribution was made.

Foreign Tax Credits. Subject to certain conditions and limitations, any foreign taxes paid on or withheld from distributions from us and not refundable to you may be credited against your U.S. federal income tax liability or, alternatively, may be deducted from your taxable income. This election is made on a year-by-year basis and applies to all foreign taxes paid by you or withheld from you that year.

Distributions will constitute foreign source income for foreign tax credit limitation purposes. The foreign tax credit limitation is calculated separately with respect to two specific classes of income. For this purpose, distributions characterized as dividends distributed by us will generally constitute “passive category income” or, in the case of certain U.S. Holders, “general category income.” Special limitations may apply if a dividend is treated as QDI (as defined above).

Special rules may apply to electing individuals whose foreign source income during the taxable year consists entirely of “qualified passive income” and whose creditable foreign taxes paid or accrued during the taxable year do not exceed $300 ($600 in the case of a joint return).

Since the rules governing foreign tax credits are complex, you should consult your own tax advisor regarding the availability of foreign tax credits in your particular circumstances.

Dispositions of ADSs or Ordinary Shares

Subject to the discussion in “Passive Foreign Investment Company” below, you generally will recognize taxable gain or loss realized on the sale or other taxable disposition of ADSs or ordinary shares equal to the difference between the U.S. dollar value of (i) the amount realized on the disposition (i.e., the amount of cash plus the fair market value of any property received), and (ii) your adjusted tax basis in the ADSs or ordinary shares. Such gain or loss will be capital gain or loss.

If you have held the ADSs or ordinary shares for more than one year at the time of disposition, such capital gain or loss will be long-term capital gain or loss. Preferential tax rates for long-term capital gain (currently, with a maximum rate of 15% for taxable years beginning before January 1, 2011) will apply to non-corporate U.S. Holders. If you have held the ADSs or ordinary shares for one year or less, such capital gain or loss will be short-term capital gain or loss taxable as ordinary income at your marginal income tax rate. The deductibility of capital losses is subject to limitations.

Generally, any gain or loss recognized will not give rise to foreign source income for U.S. foreign tax credit purposes.

You should consult your own tax advisor regarding the U.S. federal income tax consequences if you receive currency other than U.S. dollars upon the disposition of ADSs or ordinary shares.

Passive Foreign Investment Company

We generally will be a PFIC under Section 1297 of the Code if, for a taxable year, either (a) 75% or more of our gross income for such taxable year is passive income (the “income test”) or (b) 50% or more of the average percentage, generally determined by fair market value, of our assets during such taxable year either produce passive income or are held for the production of passive income (the “asset test”). “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Certain “look through” rules apply for purposes of the income and asset tests described above. If we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held directly a proportionate share of the other corporation’s assets, and (b) received directly a proportionate share of the other corporation’s income. In addition, passive income does not include any interest, dividends, rents, or royalties that are received or accrued by us from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to income of such related person that is not passive income.

Under the income and asset tests, whether or not we are a PFIC will be determined annually based upon the composition of our income and the composition and valuation of our assets, all of which are subject to change. In determining that we are not a PFIC, we are relying on our projected revenues and projected capital expenditures. If our actual revenues and capital expenditures do not match our projections, we may become a PFIC. For example, if we do not spend enough of the cash (a passive asset) we raise from any financing transactions we may undertake, the relative percentage of our passive assets will increase. In addition, our determination is based on a current valuation of our assets, including goodwill. In calculating goodwill, we have valued our total assets based on our market capitalization, determined using the market price of our ordinary shares and ADSs. Such market price may fluctuate. If our market capitalization is less than anticipated or subsequently declines, this will decrease the value of our goodwill and we may become a PFIC. Furthermore, we have made a number of assumptions regarding the amount of value allocable to goodwill. We believe our valuation approach is reasonable. However, it is possible that the IRS will challenge the valuation of our goodwill, which may result in our being a PFIC.

We do not believe that we are currently a PFIC. However, because the PFIC determination is highly fact intensive and made at the end of each taxable year, there can be no assurance that we will not be a PFIC for the current or any future taxable year or that the IRS will not challenge our determination concerning our PFIC status.

Special PFIC Rules under Section 1291 of the Code. If we are a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the ownership and disposition of ADSs or ordinary shares will depend on whether such U.S. Holder makes an election to treat us as a qualified electing fund (“QEF”) under Section 1295 of the Code (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder owning ADSs or ordinary shares while we were or are a PFIC that has not made either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

If you are a Non-Electing U.S. Holder, you will be subject to the special tax rules of Section 1291 of the Code with respect to:

•

any “excess distribution” paid on ADSs or ordinary shares, which means the excess (if any) of the total distributions received by you during the current taxable year over 125% of the average distributions received by you during the three preceding taxable years (or during the portion of your holding period for the ADSs or ordinary shares prior to the current taxable year, if shorter); and

•	any gain recognized on the sale or other taxable disposition (including a pledge) of ADSs or ordinary shares.

Under these special tax rules:

•	any excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

•	the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC will be treated as ordinary income in the current taxable year;

•	the amount allocated to each of the other years will be treated as ordinary income and taxed at the highest applicable tax rate in effect for that year; and

•	the resulting tax liability from any such prior years will be subject to the interest charge applicable to underpayments of tax.

In addition, notwithstanding any election you may make, dividends that you receive from us will not be eligible for the preferential tax rates applicable to QDI (as discussed above in “Distributions on ADSs or Ordinary Shares”) if we are a PFIC either in the taxable year of the distribution or the preceding taxable year, but will instead be taxable at rates applicable to ordinary income.

Special rules for Non-Electing U.S. Holders will apply to determine U.S. foreign tax credits with respect to any foreign taxes imposed on distributions on ADSs or ordinary shares.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, we will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ADSs, or ordinary shares regardless of whether we actually continue to be a PFIC. You may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the default tax rules of Section 1291 of the Code discussed above) as if your ADSs or ordinary shares had been sold on the last day of the last taxable year for which we were a PFIC.

If we are a PFIC in any year with respect to you, you will be required to file an annual return on IRS Form 8621 regarding distributions received on ADSs or ordinary shares and any gain realized on the disposition of ADSs or ordinary shares.

Furthermore, as discussed below in “Controlled Foreign Corporation,” special rules will apply if we are both a PFIC and a CFC, and you are a U.S. 10% Shareholder (as defined below).

QEF Election. If you make a QEF Election, you generally will not be subject to the default rules of Section 1291 of the Code discussed above. Instead, you will be subject to current U.S. federal income tax on your pro rata share of our ordinary earnings and net capital gain, regardless of whether such amounts are actually distributed to you by us. However, you can make a QEF Election only if we agree to furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information.

Mark-to-Market Election. U.S. Holders of ADSs may make a Mark-to-Market Election with respect to the ADSs, but only if the ADSs are marketable stock. The ADSs will be “marketable stock” as long as they remain listed on the Nasdaq Capital Market and are regularly traded. Stock is “regularly traded” for any calendar year during which it is traded (other than in de minimis quantities) on at least 15 days during each calendar quarter. There can be no assurances, however, that our ADSs will be treated, or continue to be treated, as regularly traded.

If you make a Mark-to-Market Election, you generally will not be subject to the default rules of Section 1291 of the Code discussed above. Rather, you generally will be required to recognize ordinary income for any increase in the fair market value of the ADSs for each taxable year that we are a PFIC. You will also be allowed to deduct as an ordinary loss any decrease in the fair market value to the extent of net marked-to-market gain previously included in prior years. Your adjusted tax basis in the ADSs will be adjusted to reflect the amount included or deducted.

The Mark-to-Market Election will be effective for the taxable year for which the election is made and all subsequent taxable years, unless the ADSs cease to be marketable stock or the IRS consents to the revocation of the election. You should consult your own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Since the PFIC rules are complex, you should consult your own tax advisor regarding them and how they may affect the U.S. federal income tax consequences of the ownership and disposition of ADSs or ordinary shares.

Controlled Foreign Corporation

Generally, we will be a CFC under Subpart F of the Code if more than 50% of the total combined voting power of all classes of our shares or the total value of our shares is owned, actually or constructively, by U.S. 10% Shareholders. A “U.S. 10% Shareholder” is a citizen or resident of the United States, a domestic partnership, a domestic corporation, or a estate or trust other than a foreign estate or trust (each as defined in Section 7701(a)(30) of the Code) which owns, actually or constructively, 10% or more of the total combined voting power of all classes of our shares. Complex attribution rules apply in determining whether a person is treated as a U.S. 10% Shareholder and whether U.S. 10% Shareholders in the aggregate own more than 50% of the total combined voting power of all classes of our shares or the total value of our shares.

Classification as a CFC creates many complex results, one of which is the inclusion of certain income of a CFC by U.S. 10% Shareholders. If we are a CFC and you are a U.S. 10% Shareholder, you will be treated as having received a current distribution of your pro rata share of (i) our Subpart F income (as defined in Section 952 of the Code), which generally includes income of a passive nature, and (ii) our earnings invested in U.S. property. You will be taxed currently on such deemed distribution, regardless of whether we actually make such a distribution. Deemed inclusions will not be eligible for the preferential tax rates available for QDI (as discussed above in “Distributions on ADSs or Ordinary Shares”). Foreign tax credits (described above) may reduce the U.S. federal income tax on this amount.

In addition, if you are or were a U.S. 10% Shareholder at any time during the five-year period ending with a sale or other taxable disposition of ADSs or ordinary shares by you, gain from such disposition will be treated as ordinary income to the extent of our earnings and profits (accumulated while the ADSs or ordinary shares were held by you and while we were “controlled”) attributable to the disposed ADSs or ordinary shares.

If we are both a PFIC and a CFC, special rules may apply. If you are a U.S. 10% Shareholder, we generally will not be treated as a PFIC with respect to you. This rule generally will be effective for your taxable years beginning after 1997 and for our taxable years ending with or within such taxable years. Special rules will apply to you instead of the special PFIC rules under Section 1291 of the Code discussed above. Alternatively, if you are not a U.S. 10% Shareholder, those special PFIC rules will continue to apply to you unless you make a QEF Election or a Mark-to-Market Election.

Due to the complexity of Subpart F, a more detailed review of these rules is outside the scope of this discussion. We do not believe that we currently are a CFC. However, the principles for applying the tests described above are not entirely clear and this determination is based on factors beyond our control, such as the identity of our shareholders, and in the case of our shareholders treated as pass-through entitles for U.S. federal income tax purposes, the identity of the owners of such entities. Accordingly, there can be no assurance that we will not be considered a CFC for the current or any future taxable year. You should consult your tax advisor regarding the potential U.S. federal income tax consequences to you if we are or become a CFC.

Information Reporting and Backup Withholding

Generally, information reporting requirements will apply to distributions on ADSs or ordinary shares, or proceeds from the disposition of ADSs or ordinary shares paid within the United States (and, in certain cases, outside the United States) to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Furthermore, backup withholding (currently at 28%) may apply to such amounts unless such U.S. Holder (i) is an exempt recipient that, if required, establishes its right to an exemption, or (ii) provides its taxpayer identification number, certifies that it is not currently subject to backup withholding, and complies with other applicable requirements. A U.S. Holder may generally avoid backup withholding by furnishing a properly completed IRS Form W-9.

Backup withholding is not an additional tax. Rather, amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability. Furthermore, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Taxation of Non-U.S. Holders

Distributions on ADSs or Ordinary Shares

Subject to the discussion in “Information Reporting and Backup Withholding” below, as a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax, including withholding tax, on distributions received on ADSs or ordinary shares unless the distributions are effectively connected with your conduct of a trade or business in the United States (and, if an applicable income tax treaty so requires, attributable to a permanent establishment that you maintain in the United States).

If distributions are effectively connected with a U.S. trade or business (and, if applicable, attributable to a U.S. permanent establishment), you generally will be subject to tax on such distributions in the same manner as a U.S. Holder, as described in “Taxation of U.S. Holders—Distributions on ADSs or Ordinary shares” above. In addition, any such distributions received by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Dispositions of ADSs or Ordinary Shares

Subject to the discussion in “Information Reporting and Backup Withholding” below, as a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax, including withholding tax, on any gain recognized on a sale or other taxable disposition of ADSs or ordinary shares unless (i) the gain is effectively connected with your conduct of a trade or business in the United States (and, if an applicable income tax treaty so requires, attributable to a permanent establishment that you maintain in the United States), or (ii) you are an individual and are present in the United States for at least 183 days in the taxable year of the disposition, and certain other conditions are met.

If you meet the test in clause (i) above, you generally will be subject to tax on any gain that is effectively connected with your conduct of a trade or business in the United States in the same manner as a U.S. Holder, as described in “Taxation of U.S. Holders—Dispositions of ADSs or Ordinary Shares” above. Effectively connected gain realized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you meet the test in clause (ii) above, you generally will be subject to tax at a 30% rate on the amount by which your U.S. source capital gain exceeds your U.S. source capital loss.

Information Reporting and Backup Withholding

Payments to Non-U.S. Holders of distributions on, or proceeds from the disposition of ADSs or ordinary shares are generally exempt from information reporting and backup withholding. However, a Non-U.S. Holder may be required to establish that exemption by providing certification of non-U.S. status on an appropriate IRS Form W-8.

Backup withholding is not an additional tax. Rather, amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability. Furthermore, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. No Cayman Islands stamp duty will be payable unless an instrument is executed in, brought to, or produced before a court of the Cayman Islands. The Cayman Islands are not parties to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Hong Kong Taxation

The following is a general outline of the material tax considerations in relation to any beneficial ownership and disposition of the ADSs or ordinary shares but it does not purport to deal with the tax consequences applicable to all categories of investors.

Tax on Dividends. Under the laws of Hong Kong, a holder of the ADSs or ordinary shares is not subject to Hong Kong tax on dividends, whether by withholding or otherwise, paid by ASAT Holdings.

Profits Tax. In general, no tax is imposed in Hong Kong in respect of gains from the sale of property, including ADSs and shares. However, trading gains from the sale of property by persons carrying on a trade, profession or business in Hong Kong where such gains are derived from or arise in Hong Kong from such trade, profession or business will be chargeable to Hong Kong profits tax which is imposed at the rate of 17.5% for corporations and 16% for unincorporated businesses during fiscal year 2007. Gains from sales or disposition of ADSs or ordinary shares issued outside of and not listed in Hong Kong may be considered to be derived from or to arise in Hong Kong if the relevant purchase or sales contracts are negotiated and concluded in Hong Kong, and such gains may be subject to Hong Kong profit tax if those persons deal or trade in the ADSs or ordinary shares as part of their business being carried out in Hong Kong. Whether a person is carrying on a trade, profession or business in Hong Kong is a question of fact and may vary depending upon the nature of the persons and circumstances involved.

Stamp Duty. A sale or purchase of shares is subject to Hong Kong stamp duty if the transfer of such shares is required to be registered in Hong Kong. None of (1) the issuance of ordinary shares directly to the depositary or to the custodian for the account of the depositary, (2) the transfer and delivery of ordinary shares directly to the depositary or to the custodian for the account of the depositary, and (3) the issuance of ADSs upon the deposit of ordinary shares with the depositary or the custodian as described in (1) or (2) above should attract stamp duty. No Hong Kong stamp duty is payable in respect of any transfer of the ADSs or ordinary shares outside Hong Kong.

Estate Duty. The Revenue (Abolition of Estate Duty) Ordinance 2005 came into effect on February 11, 2006 in Hong Kong, pursuant to which estate duty ceased to be chargeable in Hong Kong in respect of the estates of persons passing away on or after that date. No Hong Kong estate duty is payable and no estate duty clearance papers are needed for an application for a grant of representation in respect of holders of shares whose death occur on or after February 11, 2006.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds from the sale of the ADSs offered hereby. A selling shareholder, or its pledgee, transferees or other successors in interest, may sell all or a portion of the ADSs, in one or more transactions, from time to time on the Nasdaq Capital Market or on any national securities exchange or quotation service on which the ADSs may then be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on such exchanges or services or in the over-the-counter market for its own account at prices prevailing in the public market at the times of such sales, at varying prices determined at the time of sale, or at negotiated prices. A selling shareholder may also make private sales directly or through one or more underwriters, brokers or dealers. These brokers may act as agents or as principals. The ADSs may be sold by one or more of the following methods:

•	a block trade in which the broker-dealer so engaged will attempt to sell the ADSs as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	face-to-face or other direct transactions between the selling shareholder and purchasers without a broker or other intermediary.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders in amounts to be negotiated in connection with the sale. These broker-dealers and agents and any other participating broker-dealers or agents may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with distributions of ADSs or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the shares registered under this prospectus in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares short and deliver the shares to close out these short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered under this prospectus, which the broker-dealer may resell pursuant to this prospectus. A selling shareholder may also pledge the ADSs registered under this prospectus to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged ADSs under this prospectus.

We will file a supplement to this prospectus, if required, upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of ADSs through a block trade, special offering, secondary distribution, purchase by a broker-dealer or otherwise. The supplement will disclose the name of the selling shareholder and participating broker-dealers, the number of ADSs involved, the price at which the ADSs were sold, the commissions paid or discounts or concessions allowed to the broker-dealers, and any other facts material to the transaction.

We have advised the selling shareholders that during the time that they may be engaged in a distribution of the ADSs included under this prospectus, they are required to comply with Regulation M of the Exchange Act. With specified exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until that entire distribution is complete.

A selling shareholder will pay all sales commissions and similar expenses related to the sale of the ADSs by it. We will pay substantially all expenses related to the registration of the ADSs. In addition, under the securities purchase agreement entered into in connection with the private placement in October 2005 and the purchase money loan facility, we have agreed to indemnify the selling shareholders and certain other persons for specified liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law (as amended) of the Cayman Islands, which is referred to as the Companies Law below.

As of the date of this prospectus, our authorized share capital consists of 2,999,000,000 ordinary shares, with a par value of US$0.01 each, and 1,000,000 Series A Preferred Shares, with a par value of US$0.01 each. As of February 11, 2008, there were 731,130,443 ordinary shares issued and outstanding.

The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

Voting Rights. Each holder of ordinary shares is entitled to one vote on all matters upon which the ordinary shares are entitled to vote on a show of hands or, on a poll, each holder is entitled to have one vote for each share registered in his name on the register of members. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or by any shareholder present in person or by proxy.

A quorum required for a meeting of shareholders consists of at least two shareholders who hold at least one-third of our ordinary shares at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least ten percent of our ordinary shares. Advance notice of at least twenty-one days is required for the convening of our annual general meeting and advance notice of at least fourteen days is required for the convening of any other shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares.

Transfer of Ordinary Shares. Subject to the restrictions of our articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or

•	the ordinary shares transferred are free of any lien in favor of us.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our amended and restated memorandum and articles of association.

Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the unanimous written consent of the holders of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Changes in Capital. We may from time to time by ordinary resolutions:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;

•	sub-divide our existing shares, or any of them into shares of a smaller amount that is fixed by the amended memorandum and articles of association;

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.

Issuance of Additional Preferred Shares. Our amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our amended and restated memorandum of association authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Exempted Company

We are an exempted company with limited liability under the Companies Law of the Cayman Islands. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue negotiable or bearer shares or shares with no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. We believe that the differences with respect to being a Cayman Islands exempted company as opposed to a Delaware corporation do not pose additional material risks to investors, other than the risks described under “Risk Factors.”

Differences in Corporate Law

The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the dual majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90.0% of the shares (within four months), the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could be effected duly if authorized by a special resolution that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, on October 13, 2005 our board of directors approved a form of indemnification agreement which we may enter into with our officers and directors and which would provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Anti-takeover Provisions in Our Amended and Restated Memorandum and Articles of Association. Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law and our amended and restated articles of association allow our shareholders holding not less than 10.0% of the paid up voting share capital of the Company to requisition a shareholder’s meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our amended and restated articles of association require us to call such meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors can be removed without cause, but only by the vote of holders of two-thirds of our shares, cast at a general meeting, or the unanimous written resolution of all shareholders, or with cause, by the ordinary resolution or the unanimous written resolution of all shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15.0% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law of the Cayman Islands and our amended and restated articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class or unanimous written resolution of all shareholders.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may only be amended with a special resolution at a meeting or the unanimous written resolution of all shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York, as depositary, delivers our ADSs, evidenced by ADRs. Effective December 22, 2006, we adjusted our ADS ratio from a ratio of one ADS for every five ordinary shares to a ratio of one ADS for every fifteen ordinary shares. Each ADS represents ownership interests in fifteen ordinary shares, or the right to receive fifteen ordinary shares. The ordinary shares are deposited by us with the Hong Kong office of The Hong Kong and Shanghai Banking Corporation Limited, as the custodian. Each ADS also represents any other securities, cash or other property deposited with The Bank of New York or the custodian but not distributed to ADS holders. The Bank of New York’s corporate trust office is located at 101 Barclay Street, New York, New York 10286, United States. The Bank of New York’s principal executive office is located at One Wall Street, New York, New York 10286, United States. The custodian’s office is currently located at level 24, Three Pacific Place, One Queen’s Road, Central, Hong Kong.

You may hold ADSs either directly or indirectly through your broker or other financial institution. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the custodian will actually hold the ordinary shares, you must rely on it to exercise the rights of a shareholder. The obligations of the depositary are set out in a deposit agreement among us, the depositary and you, as an ADS holder. The deposit agreement and the ADRs are governed by New York law.

The following is a summary of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the ADR, forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. In addition, copies of the deposit agreement and the ADR will be available for inspection at the Corporate Trust Office of the depositary. See “Where You Can Find More Information.”

Share Dividends and Other Distributions. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting taxes, its fees and expenses. You will receive the following distributions in proportion to the number of ordinary shares your ADSs represent:

•

Cash. The depositary, as promptly as practicable, will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if the depositary can do so on a reasonable basis and can transfer the U.S. dollars to the United States. Before making a distribution any withholding taxes that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If we pay any cash dividends or other cash distributions in a currency other than U.S. dollars and the relevant exchange rates fluctuate during a time when the depositary cannot convert the relevant foreign currency, you may lose some or all of the value of the distribution.

•

Ordinary Shares. The depositary may, with our approval, and shall, at our request distribute additional ADRs to evidence ADSs, representing any ordinary shares we distribute as a dividend or distribution. The depositary will only distribute ADRs evidencing whole ADSs. It will sell ordinary shares which would require it to deliver an ADR evidencing a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADRs, each ADS will also represent, in addition to the existing shares, the new shares.

•

Rights to Receive Additional Shares. If we offer any rights to subscribe for additional ordinary shares or any other rights, the depositary, after consulting with us, will have discretion as to the procedure to be followed in either making these rights available to you or in disposing of such rights and making the net proceeds available to you. If the depositary decides it is not legal or feasible to make these rights or proceeds available to you, the depositary may allow the rights to lapse. In that case, you will receive no value for them.

After consultation with us, if the depositary makes rights available to you, the depositary will exercise the rights and purchase the securities to which the rights relate on your behalf upon your instruction. If the securities issuable upon exercise of the rights are ordinary shares, the depositary will then deposit the ordinary shares and deliver ADSs (as evidenced by ADRs) to you, subject to compliance with U.S. securities laws. The depositary will exercise rights if you pay it the exercise price and any other charges that arise from the exercise of the rights. U.S. securities laws may restrict the sale, deposit, cancellation, and transfer of the ADSs issued after exercise of rights. For example, you may not be able to trade the ADSs freely in the United States. The depositary will not offer you rights unless those rights and the securities to which the rights relate are either exempt from registration or have been registered under the Securities Act with respect to a distribution to you. We will have no obligation to register under the Securities Act those rights or the securities to which they relate.

•

Other Distributions. The depositary will, after consultation with us, send to you on a proportionate basis any other securities or property we distribute by any means it thinks is equitable and practical. If it cannot make the distribution in that way, the depositary may, after consultation with us, decide to sell, by public or private sale, such securities or property and distribute the net proceeds, in the same way as it does with cash. In the event that such securities or property are not distributed to you, each ADS thereafter shall also represent such securities or property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. A distribution to ADS holders may be unlawful if, for example, (a) in cash, where any applicable foreign currency then in effect would prohibit it, and (b) in shares or rights, if the underlying securities were not registered or exempt from registration. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. A distribution to ADS holders may be impractical if we did not give timely or sufficient notice to the depositary of the distribution or if the costs of the distribution are greater than the value the ADS holders stand to get from the distribution. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

•

Conversion of Foreign Currency. When the depositary or the custodian receives foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, the depositary shall, subject to certain conditions, convert the foreign currency to U.S. dollars and distribute the U.S. dollars promptly to you. If such conversion or distribution cannot be effected due to restrictions of any government or agency or if it is not practical, the depositary may distribute the foreign currency or hold such foreign currency uninvested and without liability for accrued interest to you.

Deposit, Withdrawal and Cancellation. The depositary will deliver ADSs (as evidenced by ADRs) if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, and upon receipt of proper instructions, the depositary will register the appropriate number of ADSs in the names you request and will deliver ADRs representing such ADSs, as promptly as practicable, at its corporate trust office to the persons you request.

You may surrender your ADRs at the corporate trust office of The Bank of New York. Upon payment of its fees and expenses and of any taxes or governmental charges, the depositary will direct the custodian to deliver the ordinary shares represented by the relevant number of ADSs.

Voting Rights. You may instruct the depositary to vote the ordinary shares underlying your ADSs. Otherwise, you will not be able to exercise voting rights with respect to depositary shares unless you withdraw the shares.

Upon our request in writing, the depositary will notify you of an upcoming shareholders’ meeting and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and

(2) explain how you, if you are a holder on the specified record date, may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to Hong Kong and Cayman Islands law and the provisions of our Restated Memorandum of Association and Restated Articles of Association, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. If the depositary does not receive instructions from you by the date specified, the depositary will deem you to have instructed it to give a discretionary proxy to the person designated by us and the depositary shall grant such discretionary proxy to us. However, no instruction shall be given by the depositary to us with respect to any matter if we inform the depositary that (1) we do not want the proxy given, (2) substantial opposition exists or (3) the matter materially and adversely affects the rights of holders of ordinary shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be no remedy available if your ordinary shares are not voted as you requested.

Fees and Expenses.

ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs	• The execution & delivery of ADRs

• The surrender of ADRs

$0.02 (or less) per ADS	• Any cash payment

Registration or transfer fees	• Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares

Expenses of the depositary	• Conversion of foreign currency to U.S. dollars

• Cable, telex and facsimile transmission expenses (if expressly provided in the deposit agreement)

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or ordinary share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding	• As necessary

A fee equal to the fee that would be payable if distributed securities were ordinary shares and those ordinary shares were deposited for issuance of ADSs	• Distribution of securities other than ordinary shares or rights that are received by the depositary and distributed by the depositary to holders of ADSs

Expenses of the depositary or its agents	• Servicing of ordinary shares or ADSs

Payment of Taxes. You will be responsible for any taxes or other governmental charges payable on your ADRs, ADSs or any ordinary shares underlying your ADSs. The depositary may refuse to transfer your ADRs or allow you to withdraw the ordinary shares underlying your ADSs, and the depositary may withhold any dividends or other distributions, until such taxes or other charges are paid. The depositary may apply such dividends or other distributions or the proceeds of any sale in payment of such tax or other governmental charges. You will remain liable if the proceeds of the sale are not sufficient to pay the taxes. If the depositary sells ordinary shares underlying your ADSs, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid applicable taxes or other governmental charges.

Reclassifications, Recapitalizations and Mergers. If we:

•	change the nominal or par value of our ordinary shares;

•	reclassify, split up or consolidate any of the ordinary shares; or

•	recapitalize, reorganize, merge, consolidate or sell assets affecting us,

then any securities received by the depositary in exchange for or in conversion of ordinary shares currently underlying ADSs will become new deposited securities. Each ADS will automatically represent its share of the new deposited securities in addition to the existing ordinary shares it represents. In such cases, the depositary may deliver new ADRs in the case of a dividend of ordinary shares, or ask you to surrender your outstanding ADRs in exchange for new ADRs, specifically identifying the new deposited securities.

Amendment and Termination. We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses, or prejudices a substantial existing right of ADR holders, such amendment will only become effective upon 30-day notice by the depositary. At the time an amendment becomes effective, you are considered, by continuing to hold your ADRs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if it has told us and you that it would like to resign and we have not appointed a new depositary within 90 days. In both cases, the depositary must notify you at least 90 days before termination.

After termination, the depositary and its agents will be required to do only the following under the deposit agreement:

•	collect dividends and other distributions on ordinary shares;

•	sell rights and other property as provided in the deposit agreement; and

•

deliver deposited securities together with any related dividends or other distributions received and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to the depositary.

One year after termination, the depositary may sell any remaining deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash and with respect to indemnification. Our only obligations after termination will be with respect to indemnification and to pay any unpaid fees and expenses to the depositary.

Limitations on Obligations and Liability to ADS Holders. The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the agreement;

•	are not liable if either of us exercises discretion permitted under the agreement;

•

have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party which would involve expense or liability unless satisfactory indemnity is provided; and

•	may rely upon any documents or advice or information by any person we believe in good faith to be competent to give such advice or information.

We and the depositary agreed to indemnify each other under circumstances described in the deposit agreement.

Requirements for Depositary Actions. Before the depositary will deliver or register transfer of an ADS, make a distribution on an ADS or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•

compliance with laws or governmental regulations relating to ADSs or the withdrawal of deposited securities and any such reasonable regulations, if any, the depositary may establish, from time to time, consistent with the agreement, including presentation of transfer documents.

The depositary may refuse to deliver, transfer, or register transfers of ADSs generally when our books or the depositary’s books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs. You have the right to surrender your ADSs and withdraw the underlying ordinary shares at any time except:

•

when temporary delays arise because we or the depositary have closed our transfer books or the deposit of ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends;

•	when you or other ADR holders seeking to withdraw ordinary shares owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADRs. Subject to the provisions of the deposit agreement, the depositary may deliver ADRs before deposit of the underlying ordinary shares. This is called a pre-release of ADRs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADRs even if the ADRs are cancelled before the pre-release transaction has been terminated. A pre-release is terminated as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADRs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADRs only under the following conditions:

•	before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer, as the case may be:

a. owns the ordinary shares or ADRs to be remitted;

b. assigns all beneficial rights, title and interest in the ordinary shares or the ADRs to the depositary in its capacity as such and for the benefit of the holders of the ADSs; and

c. will not take any action with respect to the ordinary shares or ADRs that is inconsistent with the transfer of beneficial ownership including, without the consent of the depositary, disposing of the ordinary shares or ADRs, other than in satisfaction of the pre-release;

•

the pre-release must be fully collateralized with cash, U.S. government securities or such other collateral that the depositary determines, in good faith, will provide substantially similar liquidity and security;

•	the depositary must be able to terminate the pre-release on not more than five business days’ notice; and

•	subject to such further indemnities and credit regulations as the depositary deems appropriate.

In addition, the depositary will limit the number of ordinary shares not deposited but represented by ADSs that may be outstanding at any time as a result of pre-release. However, the depositary may disregard the limit from time to time as it deems reasonably appropriate.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the estimated costs and expenses in connection with the issuance and distribution of the securities being registered. All amounts indicated are estimates (other than the U.S. Securities and Exchange Commission registration fee):

U.S. Securities and Exchange Commission registration fee	$563
Nasdaq listing fee	—
Depositary fees	—
Legal fees and expenses of the registrant	90,000
Accounting fees and expenses	340,000
Printing fees	100,000
Other fees and expenses	5,000

Total	$535,563

LEGAL MATTERS

The validity of the ordinary shares represented by the ADSs offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder.

EXPERTS

The financial statements incorporated in this prospectus by reference to our annual report on Form 20-F for the fiscal year ended April 30, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F and current reports on Form 6-K, with the U.S. Securities and Exchange Commission (the “SEC”). As a foreign private issuer, we are not subject to the proxy rules under Section 14 or the short-swing insider profit disclosure rules under Section 16 of the Exchange Act. You may read and copy any of our filings with the SEC at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may also obtain copies of this information at prescribed rates by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, you can review copies of some of our filings and the registration statement through the SEC’s “EDGAR” (Electronic Data Gathering, Analysis and Retrieval) System, available on the SEC’s website (http://www.sec.gov).

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus that we file with it, which means that we can disclose important information to you by referring you to those documents that we have filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	Our report on Form 6-K for the quarter ended October 31, 2007 as filed with the SEC on January 30, 2008;

2.	Our report on Form 6-K as filed with the SEC on January 15, 2008;

3.	Our report on Form 6-K as filed with the SEC on January 8, 2008;

4.	Our report on Form 6-K for the quarter ended July 31, 2007 as filed with the SEC on December 21, 2007;

5.	Our report on Form 6-K as filed with the SEC on December 20, 2007;

6.	Our report on Form 6-K as filed with the SEC on December 12, 2007; and

7.	Our annual report on Form 20-F for the fiscal year ended April 30, 2007 as filed with the SEC on October 15, 2007 and amended on November 1, 2007.

This prospectus also incorporates by reference all subsequent filings that we may make on Form 20-F. We also may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus and prior to the termination of the offering that we identify in the Form 6-K as being incorporated by reference. We may modify or supersede any statement in this prospectus by statements in documents we incorporate by reference after the date of this prospectus.

We have filed with the SEC a registration statement on Form F-3, of which this prospectus is a part, under the Securities Act with respect to this offering. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

We will furnish the depositary with all notices of shareholders’ meetings and other reports and communications in English that we make generally available to our shareholders. The depositary will make available for inspection by holders of record of our ADRs any notices, reports or communications that it has received from us as the holder of our ordinary shares deposited with it and which have been made generally available to our shareholders and will upon our request mail to all holders of record of our ADRs copies of such notices, reports and communication.

You may request a free copy of any and all of the information that we file with the SEC by written or oral request at ASAT Holdings Limited, 14th Floor, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong, Attention: General Counsel, Telephone (852) 2408-7811 and ASAT, Inc., 490 N. McCarthy Blvd., Suite 200, Milpitas, California, 95035, Attention: Investor Relations, Telephone (408) 964-7400. You may also access our reports and documents via the world wide web at http://www.asat.com/investor/sec.php. The information on our website does not form a part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

ASAT Holdings is incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

•	Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Maples and Calder, our counsel as to Cayman Islands law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar fiscal or revenue obligations and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law.

A Cayman Islands court may stay proceedings if concurrent proceedings are being sought elsewhere.

ASAT HK is incorporated in Hong Kong under the Companies Ordinance, Chapter 32 of the Laws of Hong Kong. Most of ASAT HK’s directors and its executive officers reside in Hong Kong. All or a substantial portion of the assets of such persons and ASAT HK are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon such persons or ASAT HK or to enforce against them in U.S. court judgments predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, judgments of courts in the United States, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States, are not enforceable in Hong Kong unless certain conditions under common law principles relating to enforcement of foreign judgments as applied by Hong Kong courts. Moreover, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts within the United States, the United Kingdom, Japan or most western countries.

Duties of Cayman Islands Directors

Under Cayman Islands law, directors of ASAT Holdings have a fiduciary duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and re-stated from time to time. A shareholder has the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others: convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings, declaring dividends and distributions, appointing officers and determining the term of office of officers, exercising the borrowing powers of our company and mortgaging the property of our company, and approving the transfer of shares of our company, including the registering of such shares in our share register.

These duties of our directors of ASAT Holdings may differ from those in the United States.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Article 129 of the Restated Articles of Association of ASAT Holdings Limited permits us to indemnify officers and directors for losses, damages, costs and expenses incurred in their capacities as such if they acted in good faith and in a manner they reasonably believed to be in our best interests, and in any criminal action, if they had no reasonable cause to believe their conduct was unlawful. If the director or officer is found liable by the court, we may indemnify him only if the court determines that the director or officer is fairly and reasonably entitled to indemnity. In addition, on October 13, 2005 the Board of Directors of ASAT Holdings Limited approved a form of indemnification agreement which the company may enter into with its officers and directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the charter provision, by law, contract, arrangements, statute or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 9. EXHIBITS.

(a)	Exhibits

The following is a list of all exhibits filed as a part of this Form F-3 registration statement, including those incorporated by reference:

Exhibit Number	Description	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC

3.1	Restated Memorandum of Association of ASAT Holdings Limited	Registrant’s Registration Statement on Form F-1 filed on July 7, 2000 (Registration No. 333-12124)

3.2	Restated Articles of Association of ASAT Holdings Limited, as amended	Registrant’s Report on Form 6-K filed on January 11, 2006

4.1	Form of Deposit Agreement between ASAT Holdings Limited and The Bank of New York	Registrant’s Registration Statement on Form F-1 filed on July 7, 2000 (Registration No. 333-12124)

4.2	Form of ADR	Included in Exhibit 4.1

4.3	Form of specimen certificate representing ordinary shares of ASAT Holdings Limited	Registrant’s Registration Statement on Form F-1 filed on July 7, 2000 (Registration No. 333-12124)

Exhibit Number	Description	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC
4.4	Indenture dated as of January 26, 2004 between New ASAT (Finance) Limited, ASAT Holdings Limited and its subsidiaries and The Bank of New York, as trustee	Registrant’s Annual Report on Form 20-F filed on July 9, 2004

4.5	Form of 9.25% Senior Note due 2011	Included in Exhibit 4.4

4.6	Form of specimen certificate representing preferred shares of ASAT Holdings Limited	Registrant’s Registration Statement on Form F-1 filed on January 27, 2006 (Registration No. 333-131331)

4.7	Warrant Agreement	Registrant’s Registration Statement on Form F-1 filed on January 27, 2006 (Registration No. 333-131331)

4.8	Form of Warrant between ASAT Holdings Limited and U.S. Bank National Association	Included in Exhibit 4.7

5.1	Opinion of Maples and Calder	Contained herein

10.1	ASAT Holdings Limited Stock Option Plan	Registrant’s Registration Statement on Form S-8 filed on February 13, 2001 (Registration No. 333-55464)

10.2	Form of ASAT Holdings Non-Qualified Stock Option Agreement	Registrant’s Registration Statement on Form S-8 filed on February 13, 2001 (Registration No. 333-55464)

10.3	Supply Agreement dated March 8, 2001 entered into among ASAT Limited, Talent Focus Industries Limited and QPL Limited	Registrant’s Annual Report on Form 20-F filed on June 28, 2002

10.4	Amended and Restated Shareholders Agreement, dated as of November 10, 2005, by and among ASAT Holdings Limited and the shareholders party thereto	Registrant’s Report on Form 6-K filed on January 11, 2006

10.5	Lease Agreement dated as of May 7, 2004 among Dongguan Changan County Changshi Development Company, Dongguan Changan ASAT Semiconductor Assembly and Test Factory and Timerson Limited	Registrant’s Annual Report on Form 20-F filed on July 9, 2004

10.6	Supply Agreement dated as of May 1, 2004 entered into among ASAT Limited, Talent Focus Industries Limited and QPL Limited	Registrant’s Annual Report on Form 20-F filed on August 2, 2005

10.7	Amended and Restated Supply Agreement dated as of October 27, 2005 entered into among ASAT Limited, Talent Focus Industries Limited and QPL Limited	Registrant’s Report on Form 6-K filed on January 11, 2006

10.8	Purchase Money Loan Agreement dated as of July 31, 2005 among ASAT Holdings Limited, the Lenders named therein and Asia Opportunity Fund, L.P.	Registrant’s Annual Report on Form 20-F filed on August 2, 2005

Exhibit Number	Description	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC
10.9	Amended and Restated Securities Purchase Agreement dated as of October 27, 2005 among ASAT Holdings Limited and the purchasers party thereto	Registrant’s Report on Form 6-K filed on January 11, 2006

10.10	Supply Agreement dated June 23, 2005 entered into among ASAT Limited, Talent Focus Industries Limited and QPL Limited	Registrant’s Annual Report on Form 20-F filed on August 2, 2005

10.11	Second Supplemental Indenture dated as of August 27, 2007 between New ASAT (Finance) Limited, ASAT Holdings Limited and its guarantor subsidiaries, and The Bank of New York, as trustee	Registrant’s Annual Report on Form 20-F filed on October 15, 2007

10.12	Waiver and Amendment Agreement dated as of August 23, 2007 among ASAT Holdings Limited, the Lenders named therein, and Asia Opportunity Fund, L.P.	Registrant’s Report on Form 6-K filed on August 31, 2007

10.13	Form of Warrant to Bondholders	Included in Exhibit 10.12

10.14	Form of Warrant to Lenders	Included in Exhibit 10.13

10.15	Revolving Credit Facility Agreement dated as of September 21, 2007 (original in Chinese; English translation provided)	Registrant’s Annual Report on Form 20-F filed on October 15, 2007

21.1	Subsidiaries of the Company	Registrant’s Annual Report on Form 20-F filed on October 15, 2007

23.1	Consent of PricewaterhouseCoopers	Contained herein

23.2	Consent of Maples and Calder	Included in Exhibit 5.1

24.1	Power of Attorney (see signature pages)	Contained herein

(b) Financial Statement Schedules: All schedules have been omitted because they are not applicable or not required.

ITEM 10.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1993;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or §210.3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 1 on Form F-3 to the registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Dongguan, China, on February 29, 2008.

ASAT HOLDINGS LIMITED

By:	/s/ TUNG LOK LI
Name:	Tung Lok Li
Title:	Acting Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tung Lok Li and Kei Hong Chua, and each of them individually, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Amendment No. 1 on Form F-3 to the registration statement on Form F-1 filed herewith and any or all amendments to said Amendment No. 1 on Form F-3 to the registration statement on Form F-1 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 on Form F-3 to the registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ TUNG LOK LI Tung Lok Li	Acting Chief Executive Officer and Director (Principal Executive Officer)	February 29, 2008

/s/ KEI HONG CHUA Kei Hong Chua	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 29, 2008

/s/ KEI W. CHUA Kei W. Chua	Director	February 29, 2008

/s/ PETER HOPPER Peter Hopper	Director	February 29, 2008

/s/ KEVIN KIT TONG KWAN Kevin Kit Tong Kwan	Director	February 29, 2008

/s/ JOSEPH A. MARTIN Joseph A. Martin	Director and Executive Vice President of Sales and Marketing	February 29, 2008

Signature	Title	Date

/s/ HENRY C. MONTGOMERY Henry C. Montgomery	Director	February 29, 2008

/s/ GLEN G. POSSLEY Glen G. Possley	Director	February 29, 2008

/s/ STEPHEN M. SHAW Stephen M. Shaw	Director	February 29, 2008

/s/ EUGENE SUH Eugene Suh	Director	February 29, 2008

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 on Form F-3 to the registration statement on Form F-1 has been signed by the undersigned on the 29th day of February 2008.

/s/ JOSEPH A. MARTIN Joseph A. Martin

ASAT HOLDINGS LIMITED

FORM F-3 REGISTRATION STATEMENT INDEX TO EXHIBITS

Exhibit Number	Description	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC

3.1	Restated Memorandum of Association of ASAT Holdings Limited	Registrant’s Registration Statement on Form F-1 filed on July 7, 2000 (Registration No. 333-12124)

3.2	Restated Articles of Association of ASAT Holdings Limited, as amended	Registrant’s Report on Form 6-K filed on January 11, 2006

4.1	Form of Deposit Agreement between ASAT Holdings Limited and The Bank of New York	Registrant’s Registration Statement on Form F-1 filed on July 7, 2000 (Registration No. 333-12124)

4.2	Form of ADR	Included in Exhibit 4.1

4.3	Form of specimen certificate representing ordinary shares of ASAT Holdings Limited	Registrant’s Registration Statement on Form F-1 filed on July 7, 2000 (Registration No. 333-12124)

4.4	Indenture dated as of January 26, 2004 between New ASAT (Finance) Limited, ASAT Holdings Limited and its subsidiaries and The Bank of New York, as trustee	Registrant’s Annual Report on Form 20-F filed on July 9, 2004

4.5	Form of 9.25% Senior Note due 2011	Included in Exhibit 4.4

4.6	Form of specimen certificate representing preferred shares of ASAT Holdings Limited	Registrant’s Registration Statement on Form F-1 filed on January 27, 2006 (Registration No. 333-131331)

4.7	Warrant Agreement	Registrant’s Registration Statement on Form F-1 filed on January 27, 2006 (Registration No. 333-131331)

4.8	Form of Warrant between ASAT Holdings Limited and U.S. Bank National Association	Included in Exhibit 4.7

5.1	Opinion of Maples and Calder	Contained herein

10.1	ASAT Holdings Limited Stock Option Plan	Registrant’s Registration Statement on Form S-8 filed on February 13, 2001 (Registration No. 333-55464)

10.2	Form of ASAT Holdings Non-Qualified Stock Option Agreement	Registrant’s Registration Statement on Form S-8 filed on February 13, 2001 (Registration No. 333-55464)

10.3	Supply Agreement dated March 8, 2001 entered into among ASAT Limited, Talent Focus Industries Limited and QPL Limited	Registrant’s Annual Report on Form 20-F filed on June 28, 2002

10.4	Amended and Restated Shareholders Agreement, dated as of November 10, 2005, by and among ASAT Holdings Limited and the shareholders party thereto	Registrant’s Report on Form 6-K filed on January 11, 2006

Exhibit Number	Description	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC
10.5	Lease Agreement dated as of May 7, 2004 among Dongguan Changan County Changshi Development Company, Dongguan Changan ASAT Semiconductor Assembly and Test Factory and Timerson Limited	Registrant’s Annual Report on Form 20-F filed on July 9, 2004

10.6	Supply Agreement dated as of May 1, 2004 entered into among ASAT Limited, Talent Focus Industries Limited and QPL Limited	Registrant’s Annual Report on Form 20-F filed on August 2, 2005

10.7	Amended and Restated Supply Agreement dated as of October 27, 2005 entered into among ASAT Limited, Talent Focus Industries Limited and QPL Limited	Registrant’s Report on Form 6-K filed on January 11, 2006

10.8	Purchase Money Loan Agreement dated as of July 31, 2005 among ASAT Holdings Limited, the Lenders named therein and Asia Opportunity Fund, L.P.	Registrant’s Annual Report on Form 20-F filed on August 2, 2005

10.9	Amended and Restated Securities Purchase Agreement dated as of October 27, 2005 among ASAT Holdings Limited and the purchasers party thereto	Registrant’s Annual Report on Form 20-F filed on October 15, 2007

10.10	Supply Agreement dated June 23, 2005 entered into among ASAT Limited, Talent Focus Industries Limited and QPL Limited	Registrant’s Annual Report on Form 20-F filed on August 2, 2005

10.11	Second Supplemental Indenture dated as of August 27, 2007 between New ASAT (Finance) Limited, ASAT Holdings Limited and its guarantor subsidiaries, and The Bank of New York, as trustee	Registrant’s Report on Form 6-K filed on August 31, 2007

10.12	Waiver and Amendment Agreement dated as of August 23, 2007 among ASAT Holdings Limited, the Lenders named therein, and Asia Opportunity Fund, L.P.	Registrant’s Report on Form 6-K filed on August 31, 2007

10.13	Form of Warrant to Bondholders	Included in Exhibit 10.12

10.14	Form of Warrant to Lenders	Included in Exhibit 10.13

10.15	Revolving Credit Facility Agreement dated as of September 21, 2007 (original in Chinese; English translation provided)	Registrant’s Annual Report on Form 20-F filed on October 15, 2007

21.1	Subsidiaries of the Company	Registrant’s Annual Report on Form 20-F filed on October 15, 2007

23.1	Consent of PricewaterhouseCoopers	Contained herein

23.2	Consent of Maples and Calder	Included in Exhibit 5.1

24.1	Power of Attorney (see signature pages)	Contained herein